UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Owens Corning

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NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT

Thursday, April 15, 2021

10 a.m. Eastern Time

Virtual Meeting

webcast at www.virtualshareholdermeeting.com/OC2021

HOW TO VOTE

Most shareholders have a choice of voting on the internet, by telephone or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote on the internet or by telephone, you do not need to return your proxy card.

VIRTUAL ANNUAL MEETING AND ADMISSION

Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our shareholders, employees and their families, NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Owens Corning will be held in a virtual meeting format only, via live webcast. You will not be able to attend the Annual Meeting physically in person.

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Owens Corning on behalf of the Company of proxies to be voted at the virtual 2021 Annual Meeting and at any adjournment or postponement thereof. On or about March 11, 2021, we began distributing these proxy materials to shareholders. Only shareholders who are eligible to vote at the virtual Annual Meeting will be admitted. Shareholders holding shares at the close of business on the record date may attend the virtual meeting. You will be able to attend the Annual Meeting, vote and submit your questions in advance of and real-time during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/OC2021. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive the proxy materials by mail.

HELP US REDUCE PRINTING AND MAILING COSTS

If you share the same last name with other shareholders living in your household, you may receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents. Please see the response to the question “What is ‘householding’ and how does it affect me?” in the Questions and Answers About the Annual Meeting and Voting section for more information on this shareholder program that eliminates duplicate mailings.

OWENS CORNING

One Owens Corning Parkway

Toledo, Ohio 43659

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	10:00 a.m., Eastern Time on Thursday, April 15, 2021

PLACE:	Webcast at www.virtualshareholdermeeting.com/OC2021

PURPOSE:

1.  To elect the ten director nominees listed in the accompanying proxy statement.

2.  To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.

3.  To approve, on an advisory basis, named executive officer compensation.

4.  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

RECORD DATE:	You can vote if you were a shareholder of record at the close of business on February 16, 2021.

ANNUAL REPORT:	Our Annual Report for the Fiscal Year Ended December 31, 2020 (“2020 Annual Report”) is enclosed with these materials as a separate booklet.

PROXY VOTING:

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the internet, by telephone or by completing and returning your proxy or voting instruction card. See details under the heading “How do I vote?” in the Questions and Answers About the Annual Meeting and Voting section.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 15, 2021: The Notice of Annual Meeting and Proxy Statement and 2020 Annual Report are available at https://materials.proxyvote.com/690742 and www.owenscorning.com/proxy.

By order of the Board of Directors,

Omar Chaudhary

Acting Secretary

Toledo, Ohio

March 11, 2021

COMPANY OVERVIEW

19,000 Employees 33 Countries 3 Segments $7.1B Net Sales

Owens Corning is a global building and industrial materials leader that manufactures and delivers a broad range of high-quality insulation, roofing, and fiberglass composite materials. Its insulation products conserve energy and improve acoustics, fire resistance and air quality in the spaces where people live, work and play. Its roofing products and systems enhance curb appeal of people’s homes and protect homes and commercial buildings alike. Its fiberglass composites make thousands of products lighter, stronger and more durable. In short, the Company provides innovative products and solutions that deliver a material difference to its customers and, ultimately, makes the world a better place.

Owens Corning is comprised of three integrated businesses – Insulation, Roofing, and Composites – that leverage commercial strength, material science innovation, manufacturing technologies, a global footprint and scale, as well as safety and sustainability expertise across the enterprise. The Company aims to capitalize on its market-leading positions and innovative technologies to deliver substantial free cash flow and sustainable shareholder value. The business is global in scope, with operations in 33 countries, and human in scale, with 19,000 employees and longstanding, local relationships with its customers and communities. Based in Toledo, Ohio, Owens Corning posted 2020 net sales of $7.1 billion. It has been a Fortune 500® company for 66 consecutive years.

MAINTAINING SAFETY AND PERFORMANCE IN AN UNPRECEDENTED TIME

At Owens Corning, the health and safety of its employees, their families, and all its stakeholders remains a top priority. The COVID-19 pandemic fundamentally impacted businesses and industries, communities, and families across the world in 2020. Against this challenging backdrop, Owens Corning demonstrated that the products it makes are essential. And its employees demonstrated extraordinary resilience, ingenuity, resolve, and execution in responding to challenges.

The Company’s approach to COVID-19 has been comprehensive, including initiatives on employee health and safety, workplace environment (including remote working), interactions with customers and suppliers, financial management, operational efficiency, internal and external communications, government relations and community outreach – and has been overseen by its Board of Directors.

While many companies have implemented response plans for the pandemic, a few aspects of the Company’s approach deserve special mention:

•	Employee Benefits

The Company has provided many valuable benefits to support its employees and their families during the pandemic, including comfortable face masks, hygiene kits, enhanced paid leave offerings, mental health assistance programs, toolkits on relevant topics, and flexible work arrangements where possible, among others. The Company has also implemented additional protocols to promote a safe work environment in its offices, labs, and manufacturing plants.

•	Essential Products

Because the Company serves certain critical industries, many of its products and operations, and those of its customers, have been deemed “essential” by governments around the world. Owens Corning makes goods that are used in residential repair and construction, commercial building construction, roads and bridges, wind energy, transportation, and for other necessities of life.

•	Serving Communities

The Company has maintained its focus on serving the communities in which it operates despite the difficult circumstances. The Owens Corning Foundation donated about $2 million in 2020 in support of pandemic relief to local hospitals, food banks, and other critical needs in more than 70 communities around the globe.

DOING BUSINESS IN A SUSTAINABLE WAY

Owens Corning leadership puts sustainability at the heart of the Company’s operations and long-term goals. Its guiding aspiration is to be a net-positive company, where its handprint (the positive impacts of its people and products) exceeds its footprint. This is critical to the Company’s long-term strategy and business success. Its 2030 sustainability goals are its most ambitious to date and will guide its work in the next decade. The Company’s new long-term goals go beyond operations and require the engagement of the entire company. The Company is targeting to double the positive impact of its products, halve the negative impact of its operations, eliminate injuries and improve the quality of life for its employees and their families, advance its inclusion and diversity efforts, and have a positive impact on its communities. Some goals specifically address growing concerns, such as ensuring responsible use of water and reducing greenhouse gas emissions. The goals also focus on identifying needed innovations, like establishing growth-enabling circular economy business models for its products, designing for reuse and recycling, and understanding the full impact of its operations and supply chain on biodiversity.

Owens Corning began its sustainability journey nearly two decades ago and reporting each year on its progress is an important part of its ongoing commitment to transparency and impact. Informed by insights from key stakeholders, the Company’s reporting has evolved over time and is currently prepared in accordance with the Global Reporting Initiative (“GRI”) Standards: Comprehensive option. Additional disclosures address significant issues related to the Carbon Disclosure Project (“CDP”), Dow Jones Sustainability Index, United Nations Sustainable Development Goals, United Nations Communication on Progress, and other stakeholder requests. The Company’s 2020 Sustainability Report will include additional key disclosures recommended by the Sustainability Accounting Standards Board (“SASB”) and the Task Force on Climate-related Financial Disclosures (“TCFD”). This approach enables the Company to provide an integrated, comprehensive view of its sustainability and social responsibility commitments, progress, and impact.

More information about sustainability at Owens Corning, including details on the complete set of 2030 Sustainability Goals, can be found at https://www.owenscorning.com/corporate/sustainability1

[1]	The information on our website, including our Sustainability Report, is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

BUILDING A STRONG COMPANY FOCUSED ON KEY OPERATING PRIORITIES

Owens Corning puts shareholders’ interests at the forefront by focusing on three key operating priorities – accelerate organic growth, drive improved operating efficiencies, and generate strong free cash flow – all designed to create greater shareholder value. In 2020, the Company made progress against these priorities and is well-positioned to build on its success in 2021.

Accelerate Organic Growth

Owens Corning’s expertise in engineered materials helps create high-quality, valuable products that are relevant to its customers. Customers are demanding products and solutions that are more energy efficient, safer, and easier to install as well as being made from or supporting renewable energy. These demands as well as other secular trends, including remodeling and infrastructure investments, create opportunities for Owens Corning to leverage its material science, and unique product and process technologies to partner with customers to develop innovative solutions and help them win in the market through additional products, systems, and services. Owens Corning is well-positioned to capture organic revenue growth and capitalize on positive secular trends.

Drive Improved Operating Efficiencies

Owens Corning is committed to improving its productivity and efficiencies at every level of the Company while ensuring the high quality of its products and service to its customers. At the enterprise level, the Company continuously focuses on standardized work practices, automation, and process improvements that have resulted in a more efficient approach to its operations. Employees are continuously rethinking every aspect of their work to add greater value to shareholders. At the plant level, the Company has adopted advanced manufacturing technologies that impact efficiency, and ultimately, cost structure. The Company is also on a “march to zero” – with a goal of zero accidents, zero defects, and zero losses. To meet this ambition for all its plants, the Company has implemented a systematic management approach called Total Productive Maintenance (“TPM”). TPM is a comprehensive management system that emphasizes proactive and preventative activities to maintain, operate and improve production as well as creates a culture of safety, quality, and productivity. It’s essentially about transforming people, processes and results, including improved operating efficiencies.

Generate Strong Free Cash Flow

Owens Corning is committed to generating strong free cash flow for the benefit of shareholders and other key stakeholders. The Company is focused on strong working capital management and disciplined capital investments that support organic growth and productivity initiatives. When making capital allocation decisions, the Company has prioritized dividends, followed by share repurchases and potential bolt-on acquisitions that leverage its commercial, operational, and geographic strengths and expand its building envelope offering.

In 2020, the Company returned $396 million to its shareholders through dividends and share repurchases. The Board of Directors declared a quarterly cash dividend of $0.26 per share in December 2020, representing an increase of 8% from the previous quarter and an increase of more than a 60% increase since the Company began paying quarterly dividends in 2014.

Create Value for Shareholders

Through these initiatives and a disciplined financial strategy, the Company strives to capitalize on its financial strength and improve total shareholder return, including profit growth, free cash flow generation, and improvement in the resilience of our performance through the cycle. The Company’s long-term capital allocation strategy also focuses on increasing shareholder return by ensuring a strong, investment-grade balance sheet; maintaining safe, sustainable, and productive operations; investing in targeted growth opportunities; and returning excess capital to shareholders.

DEVELOPING HIGH-PERFORMING TEAMS TO EXECUTE ON COMPANY COMMITMENTS

None of this would be possible without high-performing teams that are diverse, engaged, capable and aligned with the Company’s goals in both the short- and long-term.

Safety and Well Being

The safety and health of employees, at work and in their personal lives, is a top priority. Working safely is an unconditional, organization-wide expectation at Owens Corning, which directly benefits its employees’ lives, improves its manufacturing processes and reduces its costs. The Company maintains safety programs focused on identifying hazards and eliminating risks that can lead to severe injuries and procedures with the goal of eliminating injuries. And, with its comprehensive Healthy Living platform, the Company provides a multifaceted well-being program designed to drive sustainable, long-term change, improve the health and lives of employees, and strengthen the culture and work experience.

Employee Performance and Related Objectives

The Company also focuses on managing employee performance, development, succession planning, and turnover. The goal is to create a high-performance culture and team that is diverse, capable and engaged. Management strives to have clear objectives, effective performance management, and a structure that includes regular talent reviews, succession planning, development, and compensation analysis.

Inclusion and Diversity

Owens Corning believes its success is enhanced by an inclusive and diverse workforce, which adds value to the business by fostering an environment that leads to high engagement and innovative thinking in the workplace. Owens Corning operates programs that foster gender and ethnic diversity as well as equality within its workforce, including supporting various employee-led affinity groups, so its employees feel valued and appreciated for the distinct voices they bring to the team. The Company performs a biennial pay equity review with the assistance of a third-party vendor. These reviews include a robust, statistical analysis of pay equity across the majority of its global salaried workforce. Consistent with its commitment to “equal pay for equal work,” the Company remediates all identified and substantiated pay gaps through pay increases. Further, the Company has implemented processes and policies to avoid inheriting unequal pay bias of prior employers.

Lastly, Owens Corning employees contribute service hours to boards, special causes and nonprofit organizations in the communities where they live and operate. These programs enable the Company’s employees to connect with the community, further improve its reputation locally and globally, and instill a sense of pride in the workforce.

ON THE RIGHT PATH

Owens Corning is a recognized leader on environmental, social and governance (“ESG”) issues. This record of continued achievement demonstrates a commitment to ESG that is both long-term and embedded in the Company’s culture. It’s also recognition that the Company is on the right path. Select awards and honors earned by Owens Corning include:

Ranked #1 for the 8th consecutive year in the Building Products Group (top scores in environmental, social and economic for 4th year in a row)	Earned the following ISS scores in 2020: Environmental: 1 Social: 1 Governance: 2

Included in CDP’s “A List” for climate change and water for 2020 – 5th year in a row for climate and 2nd straight for water	Obtained a perfect score on 2020 Corporate Equality Index for the 16th consecutive year

Ranked 1st among 100 Best Corporate Citizens in 2020 for two consecutive years	Recognized by Ethisphere as 1 of only 4 honorees in the Construction and Building Materials Industry

Earned “Gold Class” score for the 8th consecutive year	Received DiversityInc Noteworthy recognition; our data indicates we have the potential to make the Top 50 list

#1 for the Building Materials Industry Group and #15 overall on Corporate Knights 100 Most Sustainable Corporations	#16 on the National Top 100 List of the largest green power users, and #11 on the list of Green Power Partners from the Fortune 500®

PROPOSAL 1

ELECTION OF DIRECTORS

INFORMATION CONCERNING DIRECTORS

Currently, the Board of Directors (the “Board”) of Owens Corning (“Owens Corning,” the “Company,” “we,” “us,” or “our”), a Delaware corporation, consists of 12 directors whose terms expire at the 2021 Annual Meeting of Shareholders (the “Annual Meeting”). In February 2021, two current directors, J. Brian Ferguson and Ralph F. Hake, advised the Board that they will retire from the Board upon expiration of their terms of service at the Annual Meeting, and therefore they have not been nominated for reelection at the Annual Meeting. Effective as of the Annual Meeting, the then-current size of the Board of Directors will be reduced by two. Our Board has nominated the remaining 10 directors for election at the Annual Meeting.

BOARD STRUCTURE

•	The Board is fully declassified and all directors stand for re-election for one-year terms; and

•

The Company’s Second Amended and Restated Bylaws (the “Bylaws”) provide for majority voting in uncontested director elections, with a resignation requirement for directors not elected by a majority vote. Directors will be elected by a majority of votes cast at the Annual Meeting. Each person elected at the Annual Meeting will serve until the Annual Meeting of Shareholders in 2022 and until his/her successor is duly elected and qualified.

Your proxy will vote for, against or abstain for any director. If you properly execute and date your proxy card but do not indicate how you want your proxy voted, it will be voted for each of the ten nominees unless you specifically vote against any of the nominees or abstain from voting with respect to a director’s election. Pursuant to our Bylaws, majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast” shall include votes against a director and shall exclude abstentions and broker non-votes with respect to a director’s election. If any nominee is unable to serve, the named proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee of the Board of Directors who would be unable to serve if elected.

DIRECTOR QUALIFICATIONS, SKILLS AND EXPERIENCE

Pursuant to the Corporate Governance Guidelines adopted by our Board of Directors, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of Owens Corning’s business environment, and willingness to devote adequate time and effort to Board responsibilities. The Board of Directors believes that each of the current directors and nominees for director exhibit these characteristics.

Our Director nominees have experience in various roles, and they include current and former CEOs, CFOs, consultants, investment professionals and other executives. Many possess experience as directors, having served on the boards and board committees of public or private companies. The Director nominees have experience in a variety of industries, including manufacturing, financial, information technology, professional services, and others. Furthermore, the nominees collectively possess a broad array of skills that the Board has deemed relevant to the Company’s strategy.

We are proud of our record on diversity, including at the board level, and are likewise proud of our commitment to personal privacy. As a result, while we inquire of our directors and nominees about certain attributes relating to diversity, no one is required to respond and so it may be that our statistics are sometimes incomplete.

Set forth below in the Board of Directors Skill Matrix and with each director’s biographical information is a description of the principal experience, qualifications, attributes or skills that led the Board to the conclusion that such individuals should serve as Owens Corning directors.

BOARD OF DIRECTORS SKILL MATRIX

Provided below in a Board of Directors Skill Matrix is a summary of each Director nominee’s skills and experience. The categories included in the Matrix are tied to the Company’s strategy, and the goal is that the directors collectively possess qualities that facilitate their effective oversight of the Company’s strategic plans. While the matrix is useful for determining the collective skills of the Board as a whole, it is not a comparative measure of the value of directors; a director with more focused experience could nonetheless contribute broadly and effectively.

The chart below identifies the principal skills that the Governance and Nominating Committee considered for each director when evaluating the director’s experience and qualifications to serve as a director. Each mark ● indicates an experiential strength that was self-selected by each director. In addition, self-selected diversity information is also provided below.

	CHAMBERS	CORDEIRO	ELSNER	FESTA	LONERGAN	MANNEN	MARTIN	MORRIS	NIMOCKS	WILLIAMS

Public Company Management Experience as an executive officer of a public company or a significant subsidiary, division or business unit.	●	●	●	●	●	●				●

Financial Would meet definition of audit committee financial expert if serving on Audit Committee.	●	●	●	●	●	●		●		●

Manufacturing Experience in or management responsibility for a company that is primarily engaged in the manufacture of goods.	●	●	●	●	●	●	●			●

Global Business Experience working in a globally distributed business and knowledge of different cultural, political and regulatory requirements.	●	●	●	●	●	●	●		●	●

Marketing Experience in or management responsibility for significant marketing and/or sales operations.	●	●	●	●	●					●

Strategy / Corporate Development Experience in or management responsibility for developing business strategies or pursuing mergers, acquisitions, divestitures or joint ventures.	●	●	●	●	●	●	●	●	●	●

Technology / Innovation Experience in or management responsibility for devising, introducing or implementing new technologies, products, services, processes or business models.	●	●	●	●	●		●	●	●	●

Public Policy / Regulatory Experience in or management responsibility for defining, influencing, or complying with public policy, legislation or regulation.	●		●	●	●			●		●

Sustainability Experience in or management responsibility for furthering sustainable business practices that address environmental, social or ethical issues.	●	●	●	●	●	●	●		●	●

Gender Diversity			●			●			●

Racial / Ethnic Diversity		●					●	●

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH DIRECTOR NOMINEE NAMED IN PROPOSAL 1.

Nominees for Election as Directors for a Term Expiring at the Annual Meeting of Shareholders in 2022

BRIAN D. CHAMBERS, 54 Director Since 2019	EDUARDO E. CORDEIRO, 53 Director Since 2019

Mr. Chambers is Chairman of the Board, President and Chief Executive Officer (“CEO”) at Owens Corning. He was appointed President and CEO in 2019, and elected Chairman in 2020. He previously served in a number of senior leadership roles at the Company, including President and Chief Operating Officer since 2018, President of the Roofing business since 2014, Vice President and General Manager of Roofing since 2013, and Vice President and General Manager in the Composites business from 2011 to 2013. In total, Mr. Chambers has over 17 years of leadership experience with Owens Corning. He also held several commercial and operational roles outside Owens Corning at Saint Gobain, Honeywell and BOC Gases. Mr. Chambers is a member of the Business Roundtable, the Ohio Business Roundtable, and the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University. He also serves on the Board of Directors for the Toledo Museum of Art and ConnecToledo.

Mr. Cordeiro served as Executive Vice President, Chief Financial Officer at Cabot Corporation, a global specialty chemicals and performance materials company, from 2009 to 2018. He also served as President of the Americas region from 2014 to 2018. During his 20-year tenure at Cabot Corporation, he held several corporate, business and executive management positions, including Vice President of Corporate Strategy and General Manager of its Fumed Metal Oxides and Supermetals businesses. Prior to his career at Cabot, Mr. Cordeiro was a consultant with The Boston Consulting Group and a founding partner of The Economics Resource Group. He has also served on the Board of Directors of FMC Corporation since 2011 and chaired its Audit Committee since 2014.

Public Company Directorships in the Last Five Years: FMC Corporation (2011 – present)

Director Qualifications:

The Board believes that Mr. Chambers’ strong leadership skills, extensive business experience and knowledge of the Company’s products and customers, as well as its risk management processes, are of tremendous value to the Board. This experience and knowledge qualifies Mr. Chambers to provide insight to the Board on Owens Corning’s operations, sales, marketing and business strategy.

Director Qualifications:

Mr. Cordeiro brings to the Board, among other skills and qualifications, experience in a complex global industrial business focused on chemicals and specialty materials. He held corporate, business and executive management roles in a global public company, Cabot Corporation, most recently serving as the Chief Financial Officer and President, Americas. Mr. Cordeiro also has experience in serving as Director and Chair of the Audit Committee for FMC Corporation. Mr. Cordeiro’s experience enables him to provide valuable insights to the Board regarding finance, global business strategy, materials manufacturing and materials markets.

ADRIENNE D. ELSNER, 58 Director Since 2018	ALFRED E. FESTA, 61 Director Since 2020

Ms. Elsner currently serves as President, Chief Executive Officer and Director of Charlotte’s Web Holdings, Inc., a leader in hemp-derived CBD extract products. From 2015 to 2018, she served as President, U.S. Snacks, Kellogg Company, a manufacturer and marketer of convenience foods. From 1992 to 2015, Ms. Elsner served in a number of increasingly senior positions, including Executive Vice President, Chief Marketing Officer with Kraft Foods, Inc., a multinational confectionery, food and beverage conglomerate. She has served on the board of the Ad Council as well as the Museum of Science and Industry in Chicago. Ms. Elsner was recognized as being among the Forbes 50 Most Influential Global CMOs in 2014.

Public Company Directorships in the Last Five Years: Charlotte’s Web Holdings, Inc. (2019 – present)

Mr. Festa served as Chairman and Chief Executive Officer of W.R. Grace & Co., a leading global producer of specialty chemicals and materials, from 2008 to 2018, and non-executive Chairman from 2018 to 2019. He joined the company as President and Chief Operating Officer in 2003 and assumed the role of CEO in 2005. Previously, he served in senior leadership positions at Morgenthaler Private Equity Partners and AlliedSignal (now Honeywell). He began his career at General Electric, where he spent 12 years in financial management positions.

Mr. Festa also serves as an Operating Advisor at Clayton, Dubilier & Rice (CD&R), a global private equity firm with a broad portfolio.

Public Company Directorships in the Last Five Years: NVR, Inc. (2008 – present)

Director Qualifications:

Ms. Elsner brings to the Board, among other skills and qualifications, experience in business, marketing and product innovation. Ms. Elsner has experience as CEO of a public company and leading sizeable domestic and international business units of large public companies. Her leadership roles at Charlotte’s Web, Kellogg Company and Kraft Foods, Inc. enable Ms. Elsner to make contributions to the Board in the areas of management, business strategy, strategic marketing, finance and innovation. Ms. Elsner’s extensive experience overseeing financial processes and understanding of finance led to her designation as an “audit committee financial expert.”

Director Qualifications:

Mr. Festa brings to the Board, among other skills and qualifications, experience in a global industrial business focused on specialty chemicals and materials. He held corporate, business, executive and non-executive management roles in a global public company, W.R.Grace & Co., most recently serving as the Chairman and Chief Executive Officer. Mr. Festa also has experience in serving as Director and member of the Audit Committee and Nominating and Corporate Governance Committee for NVR, Inc. Mr. Festa’s experience enables him to provide valuable insights to the Board regarding finance, global business strategy, materials manufacturing and markets. Mr. Festa’s extensive experience overseeing financial processes and understanding of finance led to his designation as an “audit committee financial expert.”

EDWARD F. LONERGAN, 61 Director Since 2013	MARYANN T. MANNEN, 58 Director Since 2014

Mr. Lonergan has served as Executive Chairman of Zep Inc., an international provider of maintenance and cleaning solutions to the commercial, industrial, institutional and consumer markets since July 2015. He served as Chairman and interim Chief Executive Officer from August 2016 to March 2017. Prior to joining Zep Inc., Mr. Lonergan served as Director, President and Chief Executive Officer of Chiquita Brands International, Inc., a leading international grower, distributor and marketer of fresh and value-added food products from October 2012 until the privatization of the company in January 2015. He served as Director, President and Chief Executive Officer of Diversey, Inc., a leading global provider of sustainable cleaning, sanitation and hygiene solutions, from February 2006 through the sale of the company to Sealed Air Corporation in October 2011. Prior to Diversey, Mr. Lonergan served as President, Europe for Gillette from May 2002 to January 2006. Between 1981 to April 2002, he held a variety of leadership positions both domestically and internationally at the Procter & Gamble Company, including general management roles in customer business development and in emerging markets. He currently serves as a Senior Advisor at New Mountain Capital, and as Chairman of DRB Systems, Inc. He was a Board member of The Schwan Food Company from October 2014 through its sale in March 2019.

Ms. Mannen currently serves as Executive Vice President and Chief Financial Officer of Marathon Petroleum Corporation, a leading, integrated, downstream energy company. From 2017 to January 2021 she was the Executive Vice President and Chief Financial Officer of TechnipFMC (a successor to FMC Technologies, Inc.), a global leader in subsea, onshore/offshore, and surface projects for the energy industry. From 2014 to 2017, she served as Executive Vice President and Chief Financial Officer of FMC Technologies, Inc. Previously, Ms. Mannen served in several roles of increasing importance at FMC including Senior Vice President and Chief Financial Officer. Prior to joining FMC in 1986, Ms. Mannen served as Finance Manager for Sheller-Globe Corporation. She currently is Secretary of the Cynthia Woods Mitchell Pavilion Board of Directors and is a member of its Executive and Finance Committees. She is also currently on the Finance Committee of the Board of The Awty International School.

Director Qualifications:

Mr. Lonergan brings international experience at public and private companies in various sectors, including significant leadership experience as the current Executive Chairman of Zep, Inc. and the former Chief Executive Officer of Chiquita Brands International and Diversey. He possesses extensive knowledge of global business operations, global manufacturing, strong strategic and financial management expertise, and a keen understanding of both the Business to Business and consumer products industries.

Director Qualifications:

Ms. Mannen has leadership experience in finance, operations and management. Her well-rounded management experience at leading companies in the energy sector manufacturer, particularly in her current role as Chief Financial Officer of Marathon Petroleum Corporation, enables her to contribute important insights regarding international business strategy, risk management and finance. Ms. Mannen’s financial management experience and extensive knowledge of accounting led to her designation as an “audit committee financial expert.”

PAUL E. MARTIN, 62 Director Since 2021	W. HOWARD MORRIS, 60 Director Since 2007

Mr. Martin served as Senior Vice President and Chief Information Officer for Baxter International Inc., a multinational health care company, from 2011 to 2020. Prior to that, he served as Chief Information Officer for Rexam plc (“Rexam”), a consumer packaging manufacturing company based in the U.K., where he held several key senior management positions, including head of information technology for American National Can Group Inc. (acquired by Rexam). Prior to his career at Rexam, Mr. Martin held information technology leadership positions at the CIT Group Inc., BNSF Railway Company and Frito-Lay, Inc. Mr. Martin received the 2020 Chicago CIO of the Year Leadership ORBIE Award. In 2017, he was selected to the CIO Hall of Fame by CIO Magazine for IT innovation and business leadership and was recognized in Black Enterprise’s 2017 Most Powerful Executives in Corporate America. In 2014, Mr. Martin was among the “100 Diverse Corporate Leaders in STEM” by STEMconnector and has been recognized as a Business Leader of Color by Chicago United.

Since 2017, Mr. Martin has served on the Board of Directors of Unisys Corporation and is currently a member of its Audit and Finance Committee as well as the Chair of the Security and Risk Committee. He also serves on the Board of Directors of Ping Identity Holding Corp. (2021) and is currently a member of its Audit Committee.

Public Company Directorships in the Last Five Years: Unisys Corporation (2017 – present); Ping Identity Holding Corp. (2021 – present)

Mr. Morris has been President and Chief Investment Officer of The Prairie & Tireman Group, an investment partnership, since 1998. Mr. Morris was formerly Emergency Financial Manager, Inkster, Michigan Public Schools, from 2002 to 2005, and Chief Financial Officer, Detroit, Michigan Public School District, from 1999 to 2000. He is a Certified Public Accountant and Chartered Financial Analyst.

Since March 2021, Mr. Morris has been a member of the Board of Directors of Virtus Investment Partners, Inc. (“Virtus”). Virtus is a publicly traded firm providing investment management and related services to individuals and institutions through independent managers using distinct investment strategies. Mr. Morris is a member of the Audit Committee on the Virtus Board of Directors.

Public Company Directorships in the Last Five Years: Virtus Investment Partners, Inc. (2021 – present)

Director Qualifications:

Mr. Martin brings to the Board, among other skills and qualifications, extensive experience in executive management across the IT industry. He possesses knowledge of digital strategies through his roles as chief investment officer at multiple global companies. Additionally, he has served on the boards of other publicly traded companies and has experience overseeing security and risk matters, including cybersecurity. The Board will benefit from Mr. Martin’s international business experience, which includes employment in leadership positions for several global businesses, as well as service at a foreign location on an assignment abroad.

Director Qualifications:

Mr. Morris brings to the Board, among other skills and qualifications, experience in auditing, finance and investments. The Board will benefit from his leadership of an investment partnership, as well as his service as a director of Virtus Investment Partners, Inc., which enable him to provide a valuable investor perspective to Board matters. Mr. Morris’ experience as Chief Investment Officer of an investment partnership, his experience as a Certified Public Accountant, Chartered Financial Analyst and his knowledge of finance led to his designation as an “audit committee financial expert.”

SUZANNE P. NIMOCKS, 62 Director Since 2012	JOHN D. WILLIAMS, 66 Director Since 2011

Ms. Nimocks was formerly a Director (Senior Partner) with McKinsey & Company, a global management consulting firm, from June 1999 to March 2010, and was with the firm in various capacities since 1989, including as leader of the firm’s Global Organization Practice, Risk Management Practice and Oil and Gas Electric Power and Renewables (wind, solar, geothermal) Practice. Ms. Nimocks served on several of the firm’s worldwide personnel committees and formerly served as the Houston Office Manager.

Ms. Nimocks has a variety of board leadership experience across industries and geographies. She serves on the boards of one of the world’s largest steel companies (ArcelorMittal) and two companies in the energy sector (Valaris plc and Ovintiv, Inc). Current board leadership positions include Chair of the Corporate Responsibility and Governance Committee (Ovintiv, Inc.) and Chair of the Compensation Committee (Valaris plc). She is also a member of the Appointments, Remuneration, Corporate Governance and Sustainability Committee at ArcelorMittal.

Ms. Nimocks has led numerous organizations and initiatives in support of environmental and social issues such as inclusion and diversity. She currently serves on the Advisory Board for Advancing Women in Energy and as a Trustee for the Texas Children’s Hospital. Previous non-profit board roles include those with the Houston Zoo (Board Chair), Greater Houston Partnership (Chair of Environmental Committee), United Way of the Texas Gulf Coast, American Heart Association, and the St. John’s School in Houston.

Public Company Directorships in the Last Five Years: Ovintiv Inc. (formerly known as Encana Corporation) (2009 – present); Valaris plc (formerly known as Ensco Rowan Companies Plc.) (2010 – present); ArcelorMittal (2011 – present)

Mr. Williams has served as President and Chief Executive Officer, and Director of Domtar Corporation, a manufacturer of fiber-based products including communication papers, specialty and packaging papers and absorbent hygiene products, since joining the company in 2009. From 2000 to 2008, Mr. Williams served in senior executive positions with SCA Packaging Ltd. and SCA Packaging Europe, among Europe’s largest producers of containerboard paper used for the manufacturing of corrugated box products. During this period, he served as President of SCA Packaging Europe, from 2005 to 2008, and as regional managing director for the company’s U.K. and Ireland operations from 2000 to 2005. Prior to joining SCA Packaging, Mr. Williams held a number of increasingly senior positions in sales, marketing, management and operations with Rexam PLC; Packaging Resources, Inc.; Huhtamaki; Alberto Culver (U.K.) Ltd.; and MARS Group. Since April 2018, Mr. Williams has been a director of Form Technologies, Inc., a privately-held leading global group of precision component manufacturers, based in Charlotte, North Carolina; he has been also non-executive chair of the board of directors since January 2019.

Public Company Directorships in the Last Five Years: Domtar Corporation (2009 – present)

Director Qualifications:

Ms. Nimocks brings to the Board, among other skills and qualifications, experience in a global management consulting firm, focusing on strategic planning, corporate finance and risk management. Ms. Nimocks also has extensive experience in serving as a director of other global public companies in various sectors. She possesses deep expertise in diversity, equity and inclusion and other social and environmental issues from her significant experience leading related organizations and initiatives.

Director Qualifications:

Mr. Williams brings to the Board, among other skills and qualifications, significant leadership experience as President and Chief Executive Officer of Domtar Corporation, a large publicly traded manufacturer and previously as a senior executive in the European packaging industry. He has experience in international business, manufacturing, management, operations, sales and marketing.

Directors Retiring at the Annual Meeting

J. BRIAN FERGUSON, 66 Director Since 2011	RALPH F. HAKE, 72 Director Since 2006

Mr. Ferguson retired from his position as Executive Chairman of Eastman Chemical Company, a global chemical company engaged in the manufacture and sale of a broad portfolio of chemicals, plastics and fibers, at the end of 2010, having retired as Chief Executive Officer of Eastman in May 2009. He became Chairman and Chief Executive Officer of Eastman in January 2002. He joined Eastman in 1977 and led several of its businesses in the U.S. and Asia. He served on the board of Phillips 66 until 2020. Mr. Ferguson is also the retired chairman of the American Chemistry Council. Mr. Ferguson formerly served on The University of Tennessee Board of Trustees and NextEra Energy, Inc.

Mr. Hake retired as Chairman and Chief Executive Officer of the Maytag Corporation, a manufacturer of home and commercial appliances, in 2006. Prior to joining Maytag, Mr. Hake was Executive Vice President and Chief Financial Officer of Fluor Corporation, a $10 billion engineering and construction company. Mr. Hake also served in executive positions at Whirlpool Corporation. Prior to joining Whirlpool, Mr. Hake served in various corporate strategic and financial positions at the Mead Corporation of Dayton, Ohio. Mr. Hake also served on the Board of Directors of the National Association of Manufacturers and was Chairman of the group’s taxation and economic policy group.

GOVERNANCE INFORMATION

CORPORATE GOVERNANCE PRACTICES AND HIGHLIGHTS

BOARD STRUCTURE

•  90% of the director nominees are independent

•  100% independent Audit, Compensation, Finance, and Governance and Nominating Committees

•  Lead Independent Director with robust and defined responsibilities

•  Board access to senior management and independent advisors

•  Executive sessions of independent directors at every regular Board and Committee meeting

BOARD COMPOSITION

•  60% gender and ethnic diversity among director nominees

•  Additions of five new independent directors since 2014, four of which increased gender or ethnic diversity

•  Two women occupy Board leadership positions (Chair of Audit Committee and Chair of Finance Committee), one of whom has been elected to serve as Lead Independent Director after the 2021 Annual Meeting

SHAREHOLDER RIGHTS AND ENGAGEMENT

•  Members of the Board of Directors elected annually

•  Majority vote standard in uncontested director elections with mandatory resignation requirement

•  Robust shareholder outreach program

•  No shareholder rights plan

•  Annual advisory vote on named executive officer compensation

POLICIES AND PRACTICES

•  Clawback, anti-hedging and anti-pledging policies

•  Annual Board, Chairman/CEO, Committee evaluation process and review of management succession plan

•  Robust stock ownership guidelines:

○   Directors: 5 times maximum annual cash retainer

○   CEO: 6 times base salary

○   Other named executive officers: 3 times base salary

•  Overboarding policy

•  Mandatory director retirement age of 73

•  Global Code of Conduct for employees, officers and directors

OTHER HIGHLIGHTS

•  Earned placement in the Dow Jones Sustainability World Index for the eleventh year in a row

•  Ranked #1 for eight years consecutively in the Building Products Group of the DJSI World Index

•  Earned “Gold Class” score in 2020 from RobecoSAM as one of the world’s most sustainable companies for the eighth consecutive year

•  Obtained a perfect score on the Human Rights Campaign’s 2020 Corporate Equality Index

•  Recognized as one of the “2020 World’s Most Ethical Companies” by Ethisphere Institute

•  Ranked #1 among the 100 Best Corporate Citizens in 2020 by Corporate Responsibility Magazine

•  Included in CDP’s “A-List” for climate change and water during 2020

•  Recognized as “Noteworthy” company by DiversityInc with the potential to make Top50 list in the future

•  Ranked #16 on the National Top 100 List of the largest green power users, and #11 on the list of Green Power Partners on the list of Green Power Partners from the Fortune 500®

•  Ranked #1 for the Building Materials Industry Group and #15 overall on Corporate Knights 100 Most Sustainable Corporations

DIRECTOR RETIREMENT, REFRESHMENT AND SUCCESSION

Pursuant to the Corporate Governance Guidelines, the mandatory retirement age for directors is 73. A director who has attained age 73 may continue to serve as a director until the next succeeding Annual Meeting of Shareholders.

Per its charter, the Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics of Board members in the context of the current make-up of the Board. The Governance and Nominating Committee makes recommendations to the Board regarding size and composition, reviews the suitability of directors for continued service and is responsible for responding to any concerns of directors relating to the performance of the Board. As part of its refreshment process, the Board seeks to attain a healthy mixture of tenures, including both longer and shorter tenured directors, which can provide a balance of fresh ideas alongside experience through the business cycle.

The Governance and Nominating Committee also makes recommendations to the Board regarding the size, composition and leadership of each standing committee of the Board and recommends individual directors to fill any vacancy that might occur on a committee.

Since 2014, five new non-management directors have been added to the Board, four of which increased gender or ethnic diversity.

CORPORATE GOVERNANCE GUIDELINES

Our Board of Directors has adopted Corporate Governance Guidelines which, in conjunction with our Amended and Restated Certificate of Incorporation, Bylaws and Board committee charters, form the framework for our corporate governance. The Governance and Nominating Committee reviews the Corporate Governance Guidelines periodically and makes revisions, as necessary. The Corporate Governance Guidelines are published on our website at http://www.owenscorning.com and will be made available in print upon request by any shareholder to the Secretary of the Company.

BOARD LEADERSHIP

Pursuant to the Corporate Governance Guidelines, the Board has the authority to select its Chairperson based on its collective best judgment as to the candidate best suited to meet the Company’s needs at a given time. Brian D. Chambers serves as Owens Corning’s Chairman of the Board (“Chairman”), President and Chief Executive Officer (“CEO”).

CURRENT LEADERSHIP STRUCTURE

The Board determined that combining the Chairman and CEO positions allowed clear and consistent leadership on critical strategic objectives and enabled a consistent flow of information for the Board’s oversight of risk. The Board’s prior experience working with Mr. Chambers as President and CEO, as well as his track record of success in over 17 years with Owens Corning in a variety of leadership positions, strongly supported its conclusion that the Company and its shareholders would be best served with Mr. Chambers leading Owens Corning as its Chairman and CEO.

The Board of Directors has determined that it was appropriate to have a structure that provided strong leadership among the independent directors of the Board. John D. Williams, a non-management director, currently serves as lead independent director (“Lead Independent Director”). He has served as director of the Company since 2011, including as Lead Independent Director since April 2015, and has experience serving as Chairman of the Audit Committee and Governance and Nominating Committee.

After the Annual Meeting, Suzanne P. Nimocks will begin the first year of a two-year term as Lead Independent Director. Ms. Nimocks has been a Director of Owens Corning since 2012, serving as the Chair of its Finance Committee since 2015. Her previous experience as a senior partner with McKinsey & Company positions her to provide superior oversight of the Company’s global business and strategy. The Company will also benefit from her extensive track record of governance and leadership experience on the boards of other global companies. In addition to serving as Lead Independent Director, Ms. Nimocks will also be serving as Chair of the Governance and Nominating Committee.

Additionally, the Board, which consists entirely of independent directors other than Mr. Chambers, exercises an independent oversight function. Each of the Board committees is comprised entirely of independent directors. Regular executive sessions of the independent directors are held and each year, and evaluation of the Chairman and CEO in several key areas is completed by each of the independent directors.

The Board of Directors has complete access to the Company’s management and believes that its ongoing ability to review the leadership structure of the Board and to make changes as it deems necessary and appropriate gives it the flexibility to meet varying business, personnel and organizational needs over time.

LEAD INDEPENDENT DIRECTOR

The independent directors on our Board of Directors have elected a Lead Independent Director to serve in a lead capacity to coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board of Directors may determine. In February 2021, Suzanne P. Nimocks was elected to serve as Lead Independent Director, effective April 2021, for a two-year term.

The responsibilities of the Lead Independent Director, as provided in the Charter of Lead Independent Director for Owens Corning, include:

•	presiding at meetings of the Board in the absence of, or upon the request of, the Chairman;

•	serving as a designated member of the Executive Committee of the Board;

•	presiding over all executive sessions of non-management directors and independent directors and reporting to the Board, as appropriate, concerning such sessions;

•

reviewing and approving Board meeting agendas and schedules in collaboration with the Chairman to ensure there is sufficient time for discussion, recommending matters for the Board to consider and advising on the information submitted to the Board by management;

•

serving as a liaison and supplemental channel of communication between the non-management/independent directors and the Chairman without inhibiting direct communication between the Chairman and other directors;

•	serving as the principal liaison for consultation and communication between the non-management/independent directors and shareholders; and

•	advising the Chairman concerning the retention of advisors and consultants who report directly to the Board.

The Charter of Lead Independent Director for Owens Corning is available on our website at http://www.owenscorning.com. The Board of Directors evaluates its structure and composition annually and believes that having a strong Lead Independent Director with significant leadership responsibilities, as described above, contributes to effective Board leadership for Owens Corning.

BOARD, COMMITTEE, CHAIRMAN AND CEO EVALUATION PROCESS

Each year, the Governance and Nominating Committee facilitates a process to evaluate the effectiveness of the Board, its committees, the Chairman, and the CEO.

The Board and its committees complete self-assessment questionnaires and have individual discussions with the Lead Independent Director to evaluate effectiveness in several areas including composition, structure and processes. The completed questionnaires are summarized by a third party law firm. The non-management directors individually discuss the results with the Lead Independent Director. The Lead Independent Director and committee chairs then review the evaluation results at the board and committee levels, respectively, in order to discuss and incorporate feedback. The Governance and Nominating Committee utilizes the results of this process to recommend changes to Board processes, to determine critical skills required of prospective director candidates and to make recommendations for committee assignments.

The Governance and Nominating Committee also prepares and circulates evaluations to the independent directors regarding the performance of the Chairman and the CEO in several key performance areas. Non-management directors discuss their feedback on the Chairman and the CEO with the Lead Independent Director. The results of the process are discussed in an executive session of the non-management directors and are also factored into the Compensation Committee’s performance evaluations of the Chairman and the CEO.

RISK OVERSIGHT

The Board of Directors oversees the Company’s identification and management of enterprise risks. Some of the Board’s responsibilities for risk oversight have been delegated to its relevant committees. A detailed mapping of risk oversight responsibilities of the Board of Directors and its committees is reviewed regularly by the Board.

Responsibilities of the Board’s Committees

In addition to facilitating oversight of financial risks, the Audit Committee of the Board of Directors also has primary responsibility for facilitating the Board’s oversight of key risks generally. Pursuant to its charter, the Audit Committee’s responsibilities include reviewing annually and receiving periodic updates on the Company’s identification of its key risks, major financial exposures and related mitigation plans.

The Audit Committee is tasked with ensuring that the Board and its committees oversee the Company’s management of key risks and major financial exposures within their respective purviews. The Audit Committee regularly reviews with the Board the mapping of Board and committee responsibilities for risk oversight. The Audit Committee is also responsible for periodically evaluating the effectiveness of risk oversight by the Board and its committees.

The Compensation, Finance and Governance and Nominating Committees of the Board of Directors each review and evaluate risks associated with their respective areas. Each of the Board committees provides reports concerning its respective risk oversight activities to the Board and the Board considers and discusses such reports.

Oversight of Cybersecurity Risk

The Audit Committee receives updates on cybersecurity risks from the Company’s Chief Information Officer approximately twice per year. The Audit Committee reviews how the Company is executing against its comprehensive cybersecurity framework. From time to time, the Audit Committee may receive updates on efforts regarding data loss prevention, regulatory compliance, data privacy, threat and vulnerability management, cyber-crisis management, or other topics, as applicable.

Sustainability Risk Oversight

Both the Audit Committee and the Board of Directors as a whole retain some oversight responsibility for environmental, health and safety risks. Directors are expected to provide oversight, guidance and direction on sustainability issues and opportunities that have potential impact on the reputation and long-term economic viability of the Company.

Risk Management Process

Owens Corning has a management risk committee (the “Risk Committee”) which is responsible for overseeing and monitoring the Company’s risk assessment and mitigation-related actions. The Risk Committee’s membership has broad-based functional representation, including members from the corporate audit, strategy, finance, legal, information technology, treasury and business functions. The Risk Committee provides periodic updates to the Company’s executive officers and to the Audit Committee of the Board of Directors concerning risk.

OVERSIGHT OF STRATEGY

The Board of Directors oversees the Company’s strategy. The Board performs an annual review of the strategic plans for each major business and for the Company as a whole. Furthermore, in evaluating major investments or other significant decisions, the Board generally considers the Company’s long-term strategic plans and the potential impact on long-term shareholder value.

COMMUNICATIONS WITH DIRECTORS

Shareholders and other interested parties may communicate with the Lead Independent Director or any other non-management director by sending an email to non-managementdirectors@owenscorning.com. All such communications are promptly reviewed by the General Counsel and/or the Vice President, Internal Audit for evaluation and appropriate follow-up. The Board of Directors has determined that communications considered to be advertisements, or other types of “Spam” or “Junk” messages, unrelated to the duties or responsibilities of the Board, should be discarded without further action. A summary of all other communications is reported to the non-management directors. Communications alleging fraud or serious misconduct by directors or executive officers are immediately reported to the Lead Independent Director. Complaints regarding business conduct policies, corporate governance matters, accounting controls or auditing are managed and reported in accordance with Owens Corning’s existing Audit Committee complaint policy or business conduct complaint procedure, as appropriate.

DIRECTOR QUALIFICATION STANDARDS

Pursuant to New York Stock Exchange listing standards, our Board of Directors has adopted Director Qualification Standards with respect to the determination of director independence that incorporate the independence requirements of the New York Stock Exchange corporate governance listing standards. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The full text of our Director Qualification Standards is available on our website at http://www.owenscorning.com. Using these standards, the Board determines whether a director has a material relationship with the Company other than as a director.

DIRECTOR INDEPENDENCE

With the assistance of legal counsel, the Governance and Nominating Committee reviewed the applicable legal standards for director and Board Committee independence, our Director Qualification Standards, and the criteria applied to determine “audit committee financial expert” status. The Committee also reviewed reports of the answers to annual questionnaires completed by each of the independent directors and of transactions with director affiliated entities. On the basis of this review, the Governance and Nominating Committee delivered recommendations to the Board of Directors and the Board made its independence and “audit committee financial expert” determinations based upon the Committee’s reports and recommendations.

The Board of Directors has determined that 11 of the current 12 directors are independent. Specifically, Directors Cordeiro, Elsner, Festa, Lonergan, Martin, Mannen, Morris, Nimocks and Williams are independent under the standards set forth in our Director Qualification Standards and applicable New York Stock Exchange listing standards. The Board of Directors previously determined that each of J. Brian Ferguson and Ralph F. Hake was independent under the standards set forth in our Director Qualification Standards and applicable New York Stock Exchange listing standards. Director Chambers is not independent. The Board of Directors also has determined that all of the directors serving on the Audit, Compensation, and Governance and Nominating Committees are independent and satisfy relevant requirements of the

Securities and Exchange Commission (the “SEC”), the New York Stock Exchange, Owens Corning and the respective charters of such committees.

EXECUTIVE SESSIONS OF DIRECTORS

Our Corporate Governance Guidelines specify that executive sessions or meetings of non-management directors without management present must be held regularly (at least three times a year) and at least one such meeting of non-management directors must include only independent directors. Currently, all of our non-management directors are independent. In 2020, the non-management directors met in executive session five times. Our Lead Independent Director (“LID”) presides over all executive sessions of the Board attended by the LID.

OWENS CORNING POLICIES ON BUSINESS ETHICS AND CONDUCT

Code of Business Conduct Policy

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are required to abide by Owens Corning’s Code of Business Conduct Policy to ensure that our business is conducted in a consistently legal and ethical manner. This Policy forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. Employees are expected to report any conduct that they believe to be an actual or apparent violation of Owens Corning’s Policies on Business Ethics and Conduct.

Ethics Policy for Chief Executive and Senior Financial Officers

The Company has adopted an Ethics Policy for Chief Executive and Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer and Controller (“Senior Financial Officers”), which provides, among other things, that Senior Financial Officers must comply with all laws, rules and regulations that govern the conduct of the Company’s business and that no Senior Financial Officer may participate in a transaction or otherwise act in a manner that creates or appears to create a conflict of interest unless the facts and circumstances are disclosed to and approved by the Governance and Nominating Committee or Audit Committee, as appropriate.

The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have adopted and comply with such procedures.

Directors’ Code of Conduct

The members of our Board of Directors are required to comply with a Directors’ Code of Conduct (the “Code”). The Code is intended to focus the Board and the individual directors on areas of ethical risk, help directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. The Code covers all areas of professional conduct relating to service on the Owens Corning Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict protection of confidential information, compliance with all applicable laws and regulations, sustainability and oversight of ethics and compliance by employees of the Company.

Access to Company Policies

The full texts of our Code of Business Conduct Policy, Ethics Policy for Chief Executive and Senior Financial Officers and Directors’ Code of Conduct are published on our website at http://www.owenscorning.com and will be made available in print upon request by any shareholder to the Secretary of the Company. To the extent required by applicable SEC rules or New York Stock Exchange listing standards, we intend to post any amendments to or waivers from the Ethics Policy for Chief Executive and Senior Financial Officers to our website in the section titled “Corporate Governance.”

BOARD AND COMMITTEE MEMBERSHIP

Members of our Board are kept informed of our business through discussions with our Chief Executive Officer, Chief Financial Officer and other officers, by reviewing materials provided to them, by visiting our offices and plants, and by participating in meetings of the Board and its committees. Board members are expected to regularly attend Board and committee meetings as well as our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. Each of our director nominees for the 2020 Annual Meeting of Shareholders was present at such meeting.

During 2020, the Board of Directors met six times. Each of our directors attended at least 75 percent of the meetings of the Board and Board committees on which he or she served.

NAME	AUDIT	COMPENSATION	EXECUTIVE	FINANCE	GOVERNANCE AND NOMINATING
Mr. Cordeiro*		X		X
Ms. Elsner*	X			X
Mr. Ferguson*	X			X
Mr. Festa*	X			X
Mr. Hake*		X			X
Mr. Lonergan*		C	X		X
Ms. Mannen*	C		X		X
Mr. Martin*	X			X
Mr. Morris*	X			X
Ms. Nimocks*		X	X	C
Mr. Williams*†			X		C
Mr. Chambers			C
2020 Meetings	9	6	–	5	4

C	= Committee Chair	X	= Committee Member	*	= Independent	†	= Lead Independent Director

Each of the standing Committees of our Board of Directors acts pursuant to a charter that has been approved by our Board. These charters are updated periodically and can be found on the Company’s website at http://www.owenscorning.com and will be made available in print upon request by any shareholder to the Secretary of the Company.

DIRECTOR SERVICE ON OTHER PUBLIC BOARDS (OVERBOARDING POLICY)

The Corporate Governance Guidelines state that directors who are employed full time as executives shall not serve on more than three publicly traded company boards (including service on the Company’s Board) and other directors shall not serve on more than five boards of publicly traded companies (including service on the Company’s Board). This is to ensure that our directors devote adequate time for preparation and attendance at Board and Committee meetings, including the Annual Meeting of Shareholders.

The Company’s Audit Committee Charter states that no director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other publicly traded companies, unless the Board determines that such simultaneous service would not impair the ability of such director effectively to serve on the Committee. The Corporate Governance Guidelines also state that directors should provide notice prior to assuming new job responsibilities or significant changes in professional affiliation. Changes in professional affiliation may include the joining of a public company board of directors. Directors with new responsibilities or affiliations may then be asked to submit a letter of resignation to be considered by the Governance and Nominating Committee. As such, the Board maintains processes to review and approve directors’ membership on additional public company boards, even if those directors are still within the overboarding limits mentioned above.

THE AUDIT COMMITTEE	RESPONSIBILITIES

The Audit Committee is responsible for preparing the Audit Committee report required by SEC rules and assisting the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company, including assisting the Board’s oversight of:

•  the integrity of the Company’s financial statements;

•  the Company’s compliance with legal and regulatory requirements;

•  the Company’s independent registered public accounting firm’s qualifications and independence; and

•  the performance of the independent registered public accounting firm and the Company’s internal audit function.

The Board has determined that directors Mannen, Elsner, Festa, Ferguson and Morris are qualified as audit committee financial experts within the meaning of SEC regulations and that directors Mannen, Elsner, Festa, Ferguson, Martin and Morris are financially literate within the meaning of New York Stock Exchange listing standards. All directors serving on the Audit Committee are independent.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements of the Company contained in the Annual Report on Form 10-K with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP per the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

By the Audit Committee:

Maryann T. Mannen, Chair

Adrienne Elsner

J. Brian Ferguson

Alfred E. Festa

Paul E. Martin

W. Howard Morris

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for 2021, subject to ratification by our shareholders.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The aggregate fees billed and services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2020 and 2019 are as follows (in thousands):

	2020	2019

Audit Fees(1)	$5,082	$4,814

Audit-Related Fees(2)	85	—

Tax Fees(3)	147	106

All Other Fees(4)	10	10

TOTAL FEES	$ 5,324	$ 4,930

(1)   Fees for the years ended December 31, 2020 and 2019, consist of the audit of the Company’s consolidated financial statements including effectiveness of internal controls over financial reporting, reviews of the Company’s quarterly financial statements, subsidiary statutory audits, consents and comfort letters, and agreed-upon procedures related to reports filed with regulatory agencies.

(2)   Audit-related fees consist of attestation services and assistance with interpretation of accounting standards.

(3)   Tax fees consist of compliance, consulting and transfer pricing services.

(4)   All other fees consist of accounting research and disclosure software licenses.

It is the Company’s practice that all services provided by its independent registered public accounting firm be pre-approved either by the Audit Committee or by the Chair of the Audit Committee pursuant to authority delegated by the Audit Committee. No part of the independent registered public accounting firm services related to the Audit-Related Fees, Tax Fees, or All Other Fees listed in the table above was approved by the Audit Committee pursuant to the exemption from pre-approval provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

THE COMPENSATION COMMITTEE	RESPONSIBILITIES

The Compensation Committee is responsible for oversight of the Company’s executive compensation, including authority to determine the compensation of the executive officers, and for producing an annual report on executive compensation in accordance with applicable rules and regulations. The Compensation Committee may delegate power and authority to subcommittees of the Compensation Committee as it deems appropriate. However, the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard required to be exercised by the Compensation Committee as a whole. The Compensation Committee has the sole authority to retain or terminate a compensation consultant to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms. The consultant’s fees will be paid by the Company.

The Compensation Committee also reviews the Company’s executive compensation programs on a continuing basis to determine that they are properly integrated and that payments and benefits are reasonably related to executive and Company performance and operate in a manner consistent with that contemplated when the programs were established.

The Compensation Committee also reviews the compensation of the Company’s directors, including an evaluation of how such compensation relates to director compensation of companies of comparable size, industry and complexity and, if the Committee deems it appropriate, adopts, or proposes to the Board for consideration, any changes to compensation.

In overseeing the Company’s policies concerning executive compensation for officers, the Compensation Committee:

•  reviews at least annually the goals and objectives of the Company’s executive compensation plans and amends, or recommends that the Board amend, these goals and objectives if the Compensation Committee deems it appropriate;

•  reviews at least annually the Company’s executive officer compensation plans in light of the Company’s goals and objectives, and, if the Compensation Committee deems it appropriate, adopts or recommends to the Board the adoption of new, or the amendment of existing, executive compensation plans;

•  evaluates annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and, either alone as a committee or together with the other independent directors, sets the Chief Executive Officer’s compensation level based on this evaluation;

•  approves the pay structure, salaries and incentive payments of all other executive officers of the Company, as well as the funding level of the Company’s annual and long-term incentive plans; and

•  reviews and approves any severance or termination arrangements to be made with any executive officer of the Company.

COMPENSATION CONSULTANT

The Executive Vice President, Chief Human Resources Officer, along with Owens Corning’s Human Resources staff, support the Compensation Committee in its work. In addition, the Compensation Committee has authority to engage the services of outside advisors, experts and others to assist the Compensation Committee.

The Compensation Committee engaged the services of Meridian Compensation Partners, LLC (“Consultant”) during 2020 to serve as its independent outside compensation consultant to advise the Compensation Committee on all matters related to Chief Executive Officer and other executive, as well as director, compensation. Specifically, the Consultant provided relevant market data and trend information, advice, alternatives and recommendations to the Compensation Committee, as further described below.

THE GOVERNANCE AND NOMINATING COMMITTEE	RESPONSIBILITIES

The Governance and Nominating Committee is responsible for:

•  reviewing with the Board the appropriate skills and characteristics required of Board members;

•  recommending to the Board size and composition of the Board;

•  identifying, screening and recommending to the Board director nominees for election by the shareholders or appointment by the Board, as the case may be, pursuant to the Bylaws, which selections shall be consistent with the Board’s criteria for selecting new directors;

•  reviewing shareholder nominations for members of the Board;

•  reviewing the suitability for continued service as director or each Board member when his or her term expires and when he or she has a significant change in status;

•  developing and reviewing the corporate governance principles adopted by the Board and recommending any desirable changes to the Board;

•  considering any other corporate governance issues that arise from time to time and developing appropriate recommendations for the Board;

•  overseeing the annual evaluation of the Board as a whole, Board committees, the Chairman and Chief Executive Officer;

•  recommending procedures for reviewing strategic plans of the Company;

•  advising the Chairman of the Board regarding meeting dates, agendas and the character of information to be presented at Board meetings; and

•  ensuring that the Board reviews plans and management recommendations for management continuity and development.

DIRECTOR NOMINATION PROCESS

The Governance and Nominating Committee evaluates potential candidates for Board membership on an ongoing basis. The Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members, outside search firms and shareholders. Where outside search firms are utilized, they may assist the Committee in identifying, evaluating or recruiting potential nominees.

DIRECTOR QUALIFICATIONS

Pursuant to the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities.

CONSIDERATION OF DIVERSITY

Pursuant to its charter, the Governance and Nominating Committee is responsible for identifying and recommending director nominees consistent with the director qualification criteria described above, including diversity, so as to enhance the Board’s ability to manage and direct the affairs and business of the Company. In identifying director nominees, the Committee considers diversity as provided in its charter and the Corporate Governance Guidelines. The Committee considers diversity expansively against the charter standard of enhancing the Board’s ability to manage and direct the affairs and business of the Company. The effectiveness of this process is assessed annually by the full Board as part of the Board self-evaluation process. The Committee believes that its consideration of diversity effectively implements the charter requirements.

Recent additions to the Board demonstrate the Company’s commitment to diversity. Four of the last five Directors to join the Board were either female or ethnic minorities. The current slate of director nominees features 60% gender and ethnic diversity, representing a threefold increase in gender and ethnic diversity on the Board over the last decade.

CONSIDERATION OF DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

Under its charter, the Governance and Nominating Committee is responsible for reviewing shareholder nominations for director. The Committee does not have a formal policy with respect to the consideration of director candidates recommended by shareholders. However, its practice is to consider those candidates on the same basis and in the same manner as it considers recommendations from other sources. Such recommendations should be submitted to the Secretary of the Company and should include information about the background and qualifications of the candidate, as well as any other information required by our Bylaws.

THE FINANCE COMMITTEE

The Finance Committee is responsible for exercising oversight responsibility with respect to the Company’s material and strategic financial matters, including those related to investment policies and strategies, merger and acquisition transactions, financings, capital structure, and for advising Company management and the Board with respect to such matters.

THE EXECUTIVE COMMITTEE

The Executive Committee has the authority to act for the Board between meetings of the Board of Directors subject to its charter, applicable law and New York Stock Exchange listing standards.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

There are no transactions with related persons, as defined in Item 404 of Regulation S-K, to report for the fiscal year ended December 31, 2020.

The Company has various written policies in place pertaining to related party transactions and actual or potential conflicts of interest by directors, officers, employees, and members of their immediate families, including reference in the charter of the Audit Committee.

The Company has a Directors’ Code of Conduct that provides, among other things, that a director who has an actual or potential conflict of interest:

•	must disclose the existence and nature of such actual or potential conflict to the Chairman of the Board and the Chair of the Governance and Nominating Committee; and

•	may proceed with the transaction only after receiving approval from the Governance and Nominating Committee.

EXECUTIVE OFFICERS OF OWENS CORNING

The name, age and business experience during the past five years of Owens Corning’s executive officers as of March 11, 2021 are set forth below. Each executive officer holds office until his/her successor is elected and qualified or until his/her earlier resignation, retirement or removal. All those listed have been employees of Owens Corning during the past five years except as indicated.

NAME AND AGE	POSITION*

Brian D. Chambers (54)

Chairman, President and Chief Executive Officer since April 2020; President and Chief Executive Officer since 2019; formerly President and Chief Operating Officer (2018); formerly President, Roofing (2014)

Todd Fister (46)

President, Insulation since July 2019; formerly Vice President of Global Insulation and Strategy (2019); formerly Vice President and Managing Director for Europe Insulation and Global Foamglas® (2018); formerly Vice President and Managing Director for Foamglas® (2017); formerly Vice President of Strategic Marketing (2014)

Kenneth Parks (57)

Executive Vice President, Chief Financial Officer since January 2021; formerly Senior Vice President, Chief Financial Officer (2020); formerly Chief Financial Officer of Mylan N.V. (September 2016); formerly Chief Financial Officer of WESCO, International, Inc. (2012)

Paula Russell (43)

Executive Vice President, Chief Human Resources Officer since January 2021; formerly Senior Vice President, Chief Human Resources Officer (December 2019); formerly Vice President, Chief Human Resources Officer (April 2019); formerly Vice President of Total Rewards and Center of Excellence (March 2018); formerly Vice President of Total Rewards (August 2017); formerly Vice President of Human Resources, Composites (October 2012)

Marcio A. Sandri (57)	President, Composites since May 2018; formerly Vice President Global Strategy and Operations, Composites (2017); formerly Vice President and General Manager, Composites (2007)

Kelly J. Schmidt (55)	Vice President, Controller since April 2011

Daniel T. Smith (56)	Executive Vice President, Chief Growth Officer since January 2021; formerly Senior Vice President, Chief Growth Officer (2019); formerly Senior Vice President, Organization and Administration (2014)

Gunner Smith (47)	President, Roofing since August 2018, formerly Vice President of Distribution Sales for Roofing (2012)

*

Information in parentheses indicates year during the past five years in which service in position began. The last item listed for each individual represents the position held by such individual at the beginning of the five-year period.

BENEFICIAL OWNERSHIP OF SHARES

The information in the table below sets forth those persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by Owens Corning to be the beneficial owners of more than 5% of Owens Corning common stock as of February 16, 2021 (except as noted below). Beneficial ownership is determined in accordance with the rules of the SEC and, except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on outstanding shares of Owens Corning common stock as of February 16, 2021. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS

Common Stock	BlackRock, Inc.(1)	11,715,732	11.17%

Common Stock	The Vanguard Group(2)	10,271,489	9.79%

Common Stock	Boston Partners(3)	7,633,857	7.28%

(1)

Based solely upon a Schedule 13G/A filed with the SEC on January 27, 2021, BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, beneficially owned 11,715,732 shares of our common stock, with sole voting power over 10,917,728 shares and sole dispositive power over 11,715,732 shares as of December 31, 2020.

(2)

Based solely upon a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, beneficially owned 10,271,489 shares of our common stock, with shared voting power over 94,009 shares, sole dispositive power over 10,089,065 shares and shared dispositive power over 182,424 shares as of December 31, 2020.

(3)

Based solely upon a Schedule 13G/A filed with the SEC on February 11, 2021, Boston Partners, One Beacon Street, 30th Floor, Boston, MA 02108, beneficially owned 7,633,857 shares of our common stock, with sole voting power over 6,201,258 shares, shared voting power over 12,572 shares and sole dispositive power over 7,633,857 shares as of December 31, 2020.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following table contains information, as of February 16, 2021, unless otherwise indicated, about the beneficial ownership of Owens Corning’s common stock by the executive officers and directors as a group and each named executive officer and director, individually, in accordance with Rule 13d-3 under the Exchange Act, as well as ownership of certain other Owens Corning securities. Beneficial ownership is determined in accordance with the rules of the SEC and, except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on 104,926,383 outstanding shares of Owens Corning common stock as of February 16, 2021. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

DIRECTORS AND EXECUTIVE OFFICERS	BENEFICIAL OWNERSHIP OF COMMON STOCK		PERCENT OF CLASS	OWNERSHIP OF OTHER SECURITIES		TOTAL OWNERSHIP OF COMMON STOCK AND OTHER SECURITIES(5)
Eduardo Cordeiro	5,565	(1)	*
Adrienne D. Elsner	8,460	(1)	*
J. Brian Ferguson	71,199	(1)	*
Alfred E. Festa	1,114	(1)	*
Ralph F. Hake	56,272	(1)	*
Edward F. Lonergan	35,926	(1)	*
Maryann T. Mannen	17,302	(1)	*
Paul E. Martin	—		*
W. Howard Morris	38,465	(1)	*
Suzanne P. Nimocks	25,594	(1)	*
John D. Williams	41,009	(1)	*
Brian D. Chambers	103,467	(2)(3)	*	65,275	(4)	168,742	(2)(3)(4)
Prithvi S. Gandhi	9,266	(1)(2)	*	10,464	(4)	19,730	(1)(2)(4)
Kenneth S. Parks	—		*	24,561	(4)	24,561	(4)
Marcio A. Sandri	53,437	(1)(2)(3)	*	18,067	(4)	71,504	(1)(2)(3)(4)
Daniel T. Smith	54,106	(1)(2)(3)	*	13,838	(4)	67,944	(1)(2)(3)(4)
Gunner S. Smith	22,510	(2)(3)	*	12,025	(4)	34,535	(2)(3)(4)
Executive officers and directors as a group (20 persons)	570,526	(1)(2)(3)	*	184,632	(4)	755,158	(1)(2)(3)(4)

*	Represents less than 1%
(1)

Includes deferred vested stock over which there is currently no investment or voting power, as follows: Mr. Cordeiro, 5,565; Ms. Elsner, 8,460; Mr. Ferguson, 52,799; Mr. Festa, 1,114; Mr. Hake, 53,272; Mr. Lonergan, 33,926; Ms. Mannen, 17,302; Mr. Morris, 33,679; Ms. Nimocks, 22,798; Mr. Williams, 41,009; Mr. Gandhi, 5,316; Mr. Sandri, 11,329; Mr. D. Smith, 22,027; and all executive officers and directors as a group (20 persons), 310,429.

(2)

Includes restricted shares over which there is voting power, but no investment power, as follows: Mr. Chambers, 11,564; Mr. Gandhi, 475; Mr. Sandri, 575; Mr. D. Smith, 1,175; Mr. G. Smith, 7,274; and all executive officers and directors as a group (20 persons), 22,313.

(3)

Includes shares which are not owned but are unissued shares subject to exercise of options, or which will be subject to exercise of options within 60 days after February 16, 2021, as follows: Mr. Chambers, 16,700; Mr. Sandri, 23,600; Mr. D. Smith, 3,775; Mr. G. Smith, 6,100; and all executive officers and directors as a group (20 persons), 50,175.

(4)

Includes restricted stock units and deferred unvested restricted stock units over which there is currently no investment or voting power, as follows: Mr. Chambers, 65,275; Mr. Gandhi, 10,464; Mr. Parks, 24,561; Mr. Sandri, 18,067; Mr. D. Smith, 13,838; Mr. G. Smith, 12,025; and all executive officers and directors as a group (20 persons), 184,632.

(5)

Does not include outstanding performance share units, which do not have voting or investment power, and which may vest from 0% to 200% in shares of common stock at the end of a three-year performance period.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

Our Performance

In 2020, Owens Corning delivered strong revenues and record operating cash flow despite unprecedented market conditions, and the Company continues to deliver strong adjusted earnings before interest and taxes (“adjusted EBIT”). The Company’s performance was driven by strong volumes in several key markets, strong manufacturing productivity, and disciplined cost management across the organization, but was affected by the coronavirus pandemic. During the year, we continued our focus on three key operating priorities – accelerating organic growth, driving improved operating efficiencies, and generating strong free cash flow – which were reflected in our financial results and resource allocation decisions. These priorities, coupled with our market-leading businesses in attractive end markets, innovative products and process technologies, and an enterprise model that creates differentiated value for customers, position the Company for success in 2021.

As described in this section, we believe compensation should align with and enhance long-term shareholder value. Given our underlying pay-for-performance philosophy, a significant portion of compensation for our executives is “at-risk” and reflects our business performance. In 2020, this resulted in above-target payouts for our short-term incentive plan and lower than target payouts for our long-term incentive plans. Our executive compensation plans were not modified during the course of 2020 or on a discretionary basis after the end of the year, and payouts as reflected in this section are based on the programs as they were originally designed.

Our Pandemic Response

The COVID-19 pandemic fundamentally impacted businesses and industries, communities, and families across the world in 2020. Against this challenging backdrop, we demonstrated that Owens Corning and the products we make are essential. And, our employees demonstrated extraordinary resilience, ingenuity, and execution in responding to challenges.

The results described in the “Our Performance” section above were accomplished while maintaining our unconditional commitment to keeping each other, as well as our customers and suppliers, healthy and safe. Responding to the initial impacts of the pandemic, we adapted and enabled our manufacturing operations to serve recovering customer demand and support our people and our communities amid the crisis.

The strength and continuity of our business were based on four key areas of focus:

•	Keeping our employees and other key stakeholders healthy and safe;

•	Staying closely connected to our customers, our suppliers and our markets;

•	Rapidly adapting our business to the near-term changes in market conditions without losing sight of our path to longer term success; and

•	Ensuring a strong balance sheet with access to capital as needed.

Our People

At Owens Corning, our leaders are relentlessly focused on growth – growth of our Company, our talent, and our communities. This focus permeates everything we do, including our multi-year journey of talent development that has shaped the leaders we invest in and promote. Our leaders are accountable to drive results, build connections, and explore new ideas to enable delivery of our ambitious growth agenda. They must do this while fostering an environment that encourages inclusion and diversity to enable high performing teams, create a more positive work environment and develop and retain outstanding talent.

We provide you with the following information concerning the objectives, principles, decisions, material elements, processes, amounts and rationale underlying the compensation of our Named Executive Officers (NEOs). For 2020, our NEOs are:

NAME	TITLE	PERIOD OF EMPLOYMENT
Brian D. Chambers	Chairman, President and Chief Executive Officer (“CEO”)	April 2011 – present July 2000 – August 2007
Kenneth S. Parks	Executive Vice President, Chief Financial Officer (“CFO”)	September 2020 – present
Daniel T. Smith	Executive Vice President, Chief Growth Officer	September 2009 – present
Marcio A. Sandri	President, Composites	August 2000 – present
Gunner S. Smith	President, Roofing	November 2008 – present
Prithvi S. Gandhi	Vice President, Interim Chief Financial Officer (“CFO”)	September 2013 – present

Effective October 23, 2019, Prithvi S. Gandhi was appointed interim CFO, succeeding Michael C. McMurray, who resigned from his position on this date, while the Company conducted a search. Because this was an interim assignment, his compensation structure was not changed while serving as Interim CFO and instead received retention/supplemental awards at the time of his appointment, as disclosed on Form 8-K and in our 2019 Compensation Discussion and Analysis. On August 6, 2020, the Company announced the appointment of Kenneth Parks as Senior Vice President and CFO, effective September 8, 2020.

Our Shareholder Outreach

We remain committed to transparency and two-way communication with our investors so that they understand our executive compensation program, including how it aligns the interests of our executives with those of our shareholders, and how it rewards the achievement of our objectives. We also want to understand what our shareholders think about executive compensation.

To this end, in 2020 we continued our shareholder outreach program under which we provide consistent, periodic opportunities for our investors to provide their perspectives on our executive compensation and ESG programs. This outreach program is distinct from our broader investor relations efforts, which are more focused on the Company’s financial performance. Our governance outreach program currently consists of three main pillars, as described below.

OUTREACH TYPE	APPROXIMATE TIMEFRAME	PURPOSE
Proxy Off-Season	Fall/Winter	Solicit shareholder feedback more broadly on governance, executive compensation, and environmental and social issues
Proxy Season	After filing proxy statement	Solicit shareholder feedback on proxy statement and pending proposals
Post-Annual Meeting	Fall	Engage with shareholders to understand their votes at the most recent Annual Meeting of Shareholders

Since filing our prior proxy statement in March 2020, we carried out two broad communications with investors on governance topics. Our most recent communication in the fall of 2020 reached more than 70 of our top investors collectively holding approximately 80% of our outstanding shares, with the goal of receiving feedback on governance, executive compensation, and environmental and social issues. The Company held meetings with several of the shareholders who were contacted via these outreach efforts. Shareholder feedback has been positive with regard to the Company’s executive compensation program design and performance criteria, which has been reinforced by these outreach meetings.

Additionally, at our 2020 annual meeting we provided our shareholders with the opportunity, on an advisory basis, to approve or vote against the compensation of our NEOs (Say-on-Pay). Approximately 93% of the votes cast approved the NEOs’ compensation. Owens Corning considers shareholder feedback as it shapes its governance and executive compensation programs and policies, as well as its disclosures. Recent examples of disclosures added after conducting shareholder outreach include a Board of Directors Skill Matrix and additional information on environmental and social initiatives, both of which have been incorporated into the Company’s Proxy Statement.

2020 EXECUTIVE COMPENSATION PROGRAM

Considering the effectiveness of our programs and strong shareholder support, as evidenced by the Say-on-Pay vote outcome at our most recent Annual Meeting of Shareholders, the Board’s Compensation Committee (the “Committee”) generally maintained the same program design for 2020. The following table summarizes the major elements of our executive compensation plans for the NEOs:

PAY ELEMENT	FORM	METRIC	PERFORMANCE PERIOD	OBJECTIVE
Base Salary	Cash	N/A	N/A	Provide a base level of compensation sufficient to attract, retain and motivate executives
Annual Incentive Award	Cash	75% Corporate performance: • 40% Owens Corning adjusted EBIT • 20% Composites EBIT • 20% Insulation EBIT • 20% Roofing EBIT 25% Individual performance	1 year	Motivate executives to meet and exceed Company and business financial goals as well as individual performance objectives

PAY ELEMENT	FORM	METRIC	PERFORMANCE PERIOD	OBJECTIVE
Long-Term Incentive Award	Restricted Stock Units (40%)	N/A	4 years	Provide equity-based compensation opportunities that align the interests of executives and shareholders
	PSUs (TSR) (25%)	Performance Share Units (PSUs) based on total shareholder return (TSR) relative to companies that make up the Dow Jones Construction and Materials index	3 years
	PSUs (ROC) (35%)	PSUs based on adjusted return on capital (ROC) and free cash flow conversion (FCFC)	3 years

Additional details and rationale for 2020 compensation decisions are provided in later discussion in this Compensation Discussion and Analysis.

HOW WE MAKE COMPENSATION DECISIONS

Our Executive Compensation Philosophy

The Committee believes that executive compensation opportunities should align with and enhance long-term shareholder value. This core philosophy is embedded in all aspects of our executive compensation program and is reflected in our guiding principles. We believe that the application of these principles enables us to create a meaningful link between compensation outcomes and long-term, sustainable value for our shareholders.

Guiding Principles

PAY FOR PERFORMANCE	SHAREHOLDER ALIGNMENT	LONG-TERM FOCUS
A substantial majority of pay is variable, contingent and directly linked to Company and individual performance.

The financial interests of executives are aligned with the long-term interests of our shareholders through stock-based compensation and performance metrics that correlate with long-term shareholder value.

For our NEOs, long-term stock-based compensation opportunities will significantly outweigh short-term cash-based opportunities. Annual objectives align with sustainable long-term performance.

COMPETITIVENESS	BALANCE	GOVERNANCE/COMMUNICATION

Total compensation should be sufficiently competitive to attract, retain, motivate and reward a leadership team capable of maximizing Owens Corning’s performance. Each element is generally compared to peers and the broader marketplace for executive talent.

Our compensation program is designed to be challenging, but fair. Executives should have the opportunity to earn market- competitive pay for delivering expected results. As results exceed expectations (both internal and external), pay levels may increase above market median levels. If performance falls below expected levels, actual pay may fall below market median levels.

Feedback from shareholders is solicited and factored into the design of our compensation program. Clear design enables ease of communication for all stakeholders.

Role of The Committee

The Committee, which consists of all independent directors, is responsible for overseeing the development and administration of our executive compensation program. In this role, the Committee approves all compensation actions concerning our CEO and the other NEOs. The Committee’s other responsibilities include:

•	Reviewing and approving executive compensation plans and programs;

•	Assessing input from Owens Corning’s shareholders regarding executive compensation decisions and policies;

•	Reviewing and approving incentive plan metrics and targets;

•	Assessing Owens Corning and each NEO’s performance relative to these metrics and targets;

•	Evaluating the competitiveness of total compensation for the CEO and the other NEOs; and

•	Approving changes to each NEO’s compensation, including base salary and annual and long-term incentive opportunities and awards.

The Chief Human Resources Officer and the independent compensation consultant assist the Committee with these responsibilities. The Committee’s charter, which sets out the Committee’s responsibilities, can be found on our website at: http://www.owenscorning.com.

Role of the Compensation Consultant

The Committee retained the services of Meridian Compensation Partners, LLC (“Meridian” or the “Consultant”) to serve as its executive compensation consultant for 2020. In this capacity, the Consultant advised the Committee on a variety of subjects consisting of compensation plan design and trends, pay for performance analytics and comparative compensation norms. While the Consultant may make recommendations on the form and amount of compensation, the Committee continues to make all decisions regarding the compensation of our NEOs.

The Consultant reported directly to the Committee, participated in meetings as requested and communicated with the Committee Chair between meetings as necessary. In 2020, the Consultant attended all of our Committee meetings.

The Committee reviewed the qualifications and assessed the independence of the Consultant during 2020. The Committee also considered and assessed all relevant factors, including those required by the SEC and the New York Stock Exchange, which could give rise to a potential conflict of interest. Based on these reviews, the Committee did not identify any conflicts of interest raised by the work performed by the Consultant. Meridian does not perform other services for or receive other fees from Owens Corning. The Committee has the sole authority to modify or approve the Consultant’s compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement and hire a replacement or additional consultant at any time.

COMPETITIVE POSITIONING

Peer Group

The Committee utilizes a peer group of 14 companies when assessing the competitiveness of executive compensation and the appropriateness of compensation program design. These companies are either in the building materials industry, serve related markets, or use manufacturing processes similar to Owens Corning, and have size (measured in annual sales, market capitalization or number of employees) or complexity comparable to Owens Corning. This peer group is reviewed regularly by the Committee to ensure the relevance of the companies to which we compare ourselves.

The peer group for 2020 compensation decisions was comprised of the following companies:

A.O. Smith Corporation	Masco Corporation
Ball Corporation	Mohawk Industries, Inc.
Celanese Corporation	O-I Glass, Inc.
Eastman Chemical Company	PPG Industries, Inc.
Fortune Brands Home & Security, Inc.	RPM International, Inc.
Lennox International Inc.	The Sherwin-Williams Company
Louisiana-Pacific Corporation	Stanley Black & Decker, Inc.

The Committee believes that these peer companies continue to maintain a balance among company size/revenue, industry, global scope, manufacturing footprint, and presence in our market for executive talent.

While compensation data from the peer group serves as comparison data, the Committee supplements this information with data from compensation surveys covering general industry companies of similar size based on annual sales. This additional data, compiled by the Consultant, enhances the Committee’s knowledge of trends and market practices. Owens Corning did not select the companies that comprise any of these survey groups, and the component companies’ identities were not a material factor in our compensation analysis.

Market Median Compensation

To help ensure that our compensation program is appropriately competitive, the Committee believes the target opportunity of each key compensation element (base salary, annual incentive, and long-term incentive) should generally align with market median practices. As such, the compensation opportunities, when granted, correspond to the market median practices of peer companies with additional performance criteria that awards significant value only when the Company outperforms the targets set by the Committee.

Individual pay opportunities may fall above or below these targets based on the executive’s performance and the Committee’s discretion. In exercising its discretion, the Committee considers Company and individual performance, time in job and experience, job scope, retention risk and any other factors that it determines to be relevant and consistent with program objectives and shareholder interests.

HOW WE STRUCTURE OUR COMPENSATION

Principal Elements of Compensation

The following principal elements make up our NEOs’ compensation program:

CASH COMPENSATION		LONG-TERM INCENTIVES		RETIREMENT
Base Salary	Annual Incentive	Restricted Stock Units	Performance Share Units	401(k) Savings Plan Non-Qualified Deferred Compensation and Restoration Plan

CASH COMPENSATION

Base Salary

To help Owens Corning attract, retain and motivate the most qualified executive talent, we provide executive base salaries generally targeted at the median of competitive market practices. Each year, the Committee reviews recommendations from the CEO regarding base salary adjustments for his direct reports, including the other NEOs. The Committee has discretion to modify or approve the CEO’s base salary recommendations and the CEO does not participate in the Committee’s determination of his own base salary. 2020 base salary increases were driven by job scope and responsibilities, experience, tenure, individual performance, retention risk, gaps to market median pay practices and internal pay equity.

Annual Incentive

Annual incentive is delivered through the annual Corporate Incentive Plan (CIP). Funding under the 2020 CIP for all NEO awards was determined based on performance as measured against corporate and individual performance goals. Incentive awards for the NEOs are based 75% on corporate performance measures and 25% on individual performance measures. Award amounts for each component may be earned from 0% to 200% of targeted levels, based upon performance. The overall corporate component is earned based upon the achievement of pre-determined financial goals as described below. Awards are paid in the form of a lump-sum cash payment.

At the beginning of each year, the Committee selects the overall corporate performance objectives, or funding criteria, that are used to determine the funding of the corporate performance component (75% of the target award) for the annual CIP. For 2020, the Committee selected specific levels of adjusted EBIT as the performance metric based on the view that total shareholder return is correlated with sustained earnings growth, which Owens Corning measures through adjusted EBIT performance - our longstanding measure of profitability. Further information for adjusted EBIT can be found on pages 25 and 26 of our 2020 Form 10-K filed with the SEC on February 17, 2021.

Earnings metrics are the most prevalent annual incentive metrics amongst Owens Corning peers. Because of the importance of driving profitable growth, adjusted EBIT is weighted at 75% within the annual incentive payout. Owens Corning (consolidated) adjusted EBIT goals determine 40% of overall corporate funding, and performance of the Composites, Insulation, and Roofing businesses against their respective EBIT goals each contribute 20% to overall corporate funding. For 2020, despite the pandemic, no adjustments were made to the company’s performance incentive goals.

Funding for each of the corporate components of the CIP can independently range, based on consolidated Owens Corning or business performance, from Threshold performance (50% CIP funding), to Target performance (100% CIP funding), to Maximum performance (200% CIP funding). Based on feedback from the Consultant, Threshold was changed from 0% to 50% for the 2020 plan year, to be more consistent with broad market practices. For consolidated or business performance falling below Threshold, that portion of the award would not fund. For performance between Threshold and Target or Target and Maximum, CIP funding would fall proportionately between the corresponding funding levels. For example, for performance falling halfway between Threshold performance and Target performance, the resulting CIP funding would be 75%, which is halfway between Threshold funding at 50% and Target funding at 100%. This straight-line mathematical interpolation is performed separately for Owens Corning, Composites, Insulation, and Roofing performance and the results are aggregated by applying a 40% weight to consolidated funding and 20% weight to the funding of each business.

When establishing 2020 Threshold, Target and Maximum CIP performance requirements, the Committee used a variety of guiding principles, including:

•

Target performance levels generally correspond with the results and the business objectives called for in the Board-reviewed operations plan (a comprehensive strategic business plan for the Company) for the year. Whether the Target performance level can be attained is a function of the degree of difficulty associated with the operations plan.

•

Threshold performance levels will be set at a level of acceptable performance that warrants below-market compensation. CIP performance levels between Threshold and Target are intended to compensate participants below the targeted median, which the Committee believes is appropriate for a performance-based incentive plan.

•

The Maximum performance level is also determined based on the Committee’s view of the degree of difficulty of the operations plan – the more difficult the operating plan and, therefore, the Target performance level, is to achieve, the less incremental performance (above Target performance) is required to reach the Maximum.

•

The Maximum performance level will be set so that it is difficult to achieve and would deliver clear outperformance compared to the operating plan, with the mindset that Maximum performance significantly benefits the Company’s shareholders and warrants CIP funding at or near Maximum.

•	CIP awards between Target and Maximum should reflect a level of performance that distinguishes the Company and its leaders, and translates into increased shareholder value.

•

The Committee retains discretion to reduce awards or not pay CIP compensation even if the relevant performance targets are met, and to adjust performance targets based on timing and materiality of transactions, charges or accruals.

•

Based on timing of material transactions, the Committee may exclude the impact of a divestiture/acquisition (for example, not allow the additional EBIT of an acquired business to fund the CIP), or may include the impact of the acquisition (for example, include the acquired business’ EBIT after increasing the performance levels required to fund the CIP), it being the Committee’s intent to avoid funding windfalls and reward acquisition synergy capture.

The individual component (25% of the target award) is funded at maximum if the Company has positive adjusted EBIT, with actual award amounts being reduced from maximum based upon a discretionary assessment of individual performance by the Committee. The Committee assesses the individual performance of the CEO, and reviews and approves the CEO’s assessment of individual performance of the other NEOs in determining the individual performance component of CIP amounts.

Individual performance goals for the CEO are established and approved at the beginning of each year (see goal setting discussion below). For the remaining NEOs, the CEO and each officer establish and agree upon performance objectives which serve as the individual performance goals for that officer for the year. At the close of each year, the Committee evaluates the performance of the CEO against the established performance goals, in addition to other factors described below, and determines the level of funding of the individual component of the award. Similarly, the CEO reviews performance of the other NEOs against their individual goals and based on this assessment and other factors described below, the CEO makes a recommendation to the Committee. The Committee then determines the actual payout under the individual component of the CIP based on the recommendations of the CEO and its discretion, all subject to overall CIP funding levels.

LONG-TERM INCENTIVE

We believe long-term incentive opportunities should align NEO behaviors and results with key enterprise drivers and the interests of shareholders over an extended period. Our long-term incentive program (“LTI”) is an equity-based program that uses a combination of Restricted Stock Units and Performance Share Units. For 2020 NEO awards, the mix of LTI vehicles was maintained as follows:

Restricted Stock Units generally vest at a rate of 25% per year over a four-year period. Performance Share Units use overlapping three-year performance cycles, with a new three-year cycle beginning each year. Our Return on Capital-based Performance Share Units (“ROC PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on achievement of predetermined adjusted return on capital metrics. For 2020, despite the pandemic, no adjustments were made to the performance levels associated with our PSUs. Our total shareholder return-based Performance Share Units (“TSR PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on the Company’s total shareholder return relative to the companies that made up the Dow Jones Construction and Materials Index (the “Index”), as of the beginning of the performance period. The aggregate LTI award’s total value is allocated 40% to Restricted Stock Units, 35% to ROC PSUs, and 25% to TSR PSUs, and then each allocation is divided by the grant date stock price to determine the number of Restricted Stock Units and target Performance Share Units that are granted.

Performance Share Units – Return on Capital

The ROC PSUs granted in 2020 will fund from 0% to 200% based upon annual adjusted return on capital achieved during the three-year performance period, from 2020 through 2022. For such units granted to NEOs in 2020, to increase focus on free cash flow conversion, an additional 33.3% of target ROC PSUs is earned for each year in which the Company delivers 100% free cash flow conversion and at least 7.5% adjusted return on capital, for a maximum award opportunity of 300% of target. The additional payout will not be prorated for incremental performance. There will be no additional funding if the Company achieves its free cash flow conversion goal but adjusted return on capital falls below 7.5%. Free cash flow conversion is a non-GAAP measure calculated as net cash flow provided by operating activities less cash paid for property, plant and equipment (free cash flow) divided by adjusted earnings (net earnings or loss attributable to Owens Corning excluding adjustments for significant items not representative of ongoing operations, net of tax.)

For the 2020 ROC PSUs, we will utilize annual adjusted return on capital performance criteria from 2020 through 2022 to determine each year’s contribution to overall funding. Each annual funding outcome will be averaged to determine the award payout. Adjusted return on capital for each fiscal year is calculated as adjusted EBIT plus fresh start depletion and amortization less adjusted taxes, divided by the sum of average net fixed assets, average working capital, goodwill and intangible assets, less fresh start land and alloy adjustments. This formula adjusts for the impact of fresh start accounting and may be adjusted for material transactions, accruals or charges as approved by the Committee, and thus may differ from return on capital that may be discussed in the context of our financial statements and other public disclosures. For the 2020-2022 performance cycle, threshold adjusted return on capital performance, which would provide for 50% funding, was set at 7.5% adjusted return on capital, as a proxy for the Company’s long-term cost of capital. Maximum performance, which would provide for 200% funding, was set at 12.5% adjusted return on capital. Target performance, which would provide for 100% funding, was set at 10% adjusted return on capital. Payout will be interpolated on a straight-line mathematical basis for performance between Threshold and Target, or between Target and Maximum.

Performance Share Units – Total Shareholder Return

For the 2020-2022 performance cycle, the TSR PSUs will fund from 0% to 200% based upon the Company’s total shareholder return as a percentile of the companies included in the Index as of the beginning of the performance period. The Index comparator group was selected as a peer group that is specific to our industry and aligned to our markets and global exposure.

Threshold funding (0% payout) for the TSR PSUs applies up to the 25th percentile of the Index. Target funding (100% payout) is achieved at the 50th percentile. Maximum funding (200% payout) is earned at and above the 75th percentile. Payout is interpolated on a straight-line mathematical basis for performance between Threshold and Target, and between Target and Maximum, and is capped at 100% if our TSR is negative. The following chart depicts the payout opportunity for the 2020 TSR PSU award:

EMPHASIS ON VARIABLE PAY

85% of our CEO’s and 74% of our other NEOs’ target compensation (in other words, base salary, target annual incentives and long-term incentives) is at-risk compensation directly contingent on performance. Actual annual incentives and long-term incentive awards are subject to the achievement of pre-established performance requirements and designed to align to stockholder value. Base salary and other fixed elements of compensation are essential to any compensation program and enable the recruitment and retention of top talent. However, we believe that variable compensation for our most senior executives should significantly outweigh base salaries.

Our 2020 NEO compensation reflects this philosophy. The following charts illustrate the target pay mix for our CEO and other NEOs for 2020. Note the significant portion of compensation that is at-risk and performance-based. For the purpose of this summary, Mr. Gandhi’s compensation is not included.

HOW WE ASSESS PERFORMANCE

Goal Setting

Annually, the Committee establishes financial, strategic and operational goals for the CEO related to three broad constituencies: shareholders, customers and employees. The CEO’s goals are generally based upon the Company’s operations plan, which is reviewed by the Board.

Shareholder goals may include specific measurements of profitability, cash flow, capital efficiency, expense management, and outcomes related to environmental, social and governance considerations. Customer goals include new sources of revenue, geographic expansion, customer channel expansion and new product development. Individual goals include succession planning for key roles, improved workplace safety, improved leadership inclusion and diversity, and validation of program efficacy through external recognition.

We also believe it is important to embed compliance and risk management in all our business processes, including objective setting. The framework adopted by the Committee considers compliance and risk management objectives in evaluating overall performance.

CEO PERFORMANCE ASSESSMENT

In December of each year, the CEO prepares a self-review, discussing the progress made toward each of his individual goals, as well as the Company’s overall financial and operating performance. Each non-management director participates in an evaluation of CEO performance. The Lead Independent Director, in conjunction with the Compensation Committee Chair, led the Board’s assessment of Mr. Chambers’ performance as CEO. The following table summarizes Mr. Chambers’ goals and achievements for 2020:

OBJECTIVE	RESULT
Safety
Continuous improvement in safety performance.

Sustained an overall low rate of recordable safety incidents and delivered year-over-year improvement, despite production disruptions resulting from the pandemic. Significantly reduced severity of injuries following new training and safety initiatives.

Sustainability
Achieve key milestones consistent with our 2030 Sustainability Goals.

Established Owens Corning’s circular economy function with dedicated resources, advanced inclusion & diversity, enhanced local community support, and invested in the health and safety of our employees globally during the pandemic.

Financial Performance

Deliver adjusted EBIT and top line growth consistent with the internal business plan and investor expectations for earnings and cash flow; demonstrate operational flexibility and strong operating margins.

Delivered strong revenue, record adjusted EBIT and double-digit adjusted EBIT margins. Maximized company performance and cash generation, by remaining focused on adapting to changing market conditions and controlling costs.

Balance Sheet

Deliver market-leading free cash flow conversion through strong management of working capital and capital expenditures. Execute capital allocation strategy that provides liquidity, maintains an investment-grade credit rating, and maintains our cash flow commitments to shareholders over the long term.

Delivered record operating and free cash flow, and strong free cash flow conversion and liquidity, through outstanding management of working capital, operating expenses, and capital expenditures.
Growth
Deliver on key organic and inorganic growth initiatives that are aligned to long-term financial objectives that deliver shareholder value.	Through a disciplined evaluation process, reallocated resources towards highest priority growth initiatives and expanded pipeline of inorganic opportunities.
Talent
Execute on talent development and succession plans while fostering an inclusive and diverse environment.	Further developed our succession pipeline, engaged the Board in our inclusion & diversity progress and strengthened leadership capabilities for growth through focused development initiatives.
Board Leadership
Enable Board alignment with key operational & strategic initiatives while ensuring strong governance and oversight. Recruit and onboard high quality, diverse board members.	Successfully transitioned to Board Chairman, developed partnership with Lead Independent Director to ensure the Board agenda is responsive to shareholder and Board priorities. Onboarded a new Board member.

DETAILS REGARDING 2020 PAY DECISIONS FOR NAMED EXECUTIVE OFFICERS

In this section, we review and explain the specific 2020 compensation decisions for each of our NEOs.

Corporate Incentive Plan

For 2020, CIP funding for corporate performance was based upon adjusted EBIT. The performance criteria were set by the Committee in February 2020 and were not adjusted due to the pandemic. Target performance for the consolidated metric was set at $850 million for 2020, which represents an improvement over actual 2019 adjusted EBIT of $828 million. The funding targets and outcomes were as follows (dollars displayed in millions):

CIP METRIC	THRESHOLD (50% FUNDING)	TARGET (100% FUNDING)	MAXIMUM (200% FUNDING)	2020 ACTUAL	FUNDING	WEIGHT

Consolidated Adjusted EBIT	$680	$850	$940	$878	131%	40%

Composites EBIT	$195	$235	$270	$165	0%	20%

Insulation EBIT	$190	$275	$300	$250	85%	20%

Roofing EBIT	$400	$470	$515	$591	200%	20%

			TOTAL FUNDING		110%

The NEOs’ maximum awards for the individual performance component (weighted at 25%) of the CIP are described below and are subject to downward discretion by the Committee based upon its assessment of the individual performance of each NEO for 2020. As described below, the factors considered in assessing individual performance were: the performance of business or functional areas for which the individual is accountable, achievement of predetermined qualitative goals, impact on the organization and talent development.

Individual performance is based on a discretionary holistic assessment of the NEO’s overall performance. The Committee determined the CEO’s individual award based upon its assessment of his performance during 2020. For the other NEOs, the assessment was made by the CEO for each NEO on an individual basis and reviewed and approved by the Committee in its discretion. When assessing individual performance, the considerations by the CEO and the Committee included those referenced above when determining base salary, as well as a comparison among the NEOs to determine their relative contributions to the Company’s business results, with the goal to differentiate awards based on performance. The Committee received recommendations from the CEO, assessed his performance evaluation for each of the other NEOs and applied its judgment consistent with the factors described above to review and approve the CIP payouts for each NEO for 2020. The table below summarizes each NEO’s maximum and actual corporate component and maximum and actual individual component payout under the CIP for 2020:

		CORPORATE PERFORMANCE (75% WEIGHTING)		INDIVIDUAL PERFORMANCE (25% WEIGHTING)

	TARGET CIP	MAX OPPORTUNITY @ 200%	ACTUAL FUNDING @ 110%	MAX OPPORTUNITY @ 200%	ACTUAL INDIVIDUAL AWARD	TOTAL 2020 CIP AWARD

Chambers	125%	$2,062,500	$1,134,375	$687,500	$481,250	$1,615,625

Parks	75%	$247,488	$136,118	$82,531	$41,265	$177,384

Smith, D	75%*	$663,750	$365,063	$221,250	$121,688	$486,750

Sandri	75%	$607,501	$334,125	$202,500	$131,625	$465,750

Smith, G	75%	$562,500	$309,375	$187,500	$131,250	$440,625

Gandhi	45%	$256,500	$141,075	$85,500	$53,438	$194,513

*

D. Smith target CIP award increased from 70% to 75% for the 2020 plan year to be consistent with the Committee’s view of his contributions relative to internal peers and also in consideration of an external view of market competitive compensation.

Long-Term Incentive Plan

The value of actual 2020 LTI grants for the NEOs versus prior year grants are described below. To determine the 2020 grant levels, the Committee considered a variety of factors including individual performance, prior year awards, market median LTI award levels, total compensation versus market median, and the Company’s year-over-year improvement in performance from 2019 to 2020. The actual accounting charge for these awards is determined under ASC Topic 718 and may be more or less than the standardized value Owens Corning uses internally for grant size determination.

	2019 LTI AWARD	2020 LTI AWARD
Chambers	$4,140,000	$4,750,000
Parks	N/A	N/A
Smith, D	$1,100,000	$1,100,000
Sandri	$900,000	$1,000,000
Smith, G	$750,000	$900,000
Gandhi	$325,000	$400,000

For the 2018-2020 LTI performance cycle, funding criteria for the performance share units were based on the Company’s: (1) adjusted Return on Capital performance and (2) Total Shareholder Return relative to constituents of the Dow Jones Construction and Materials Index. Owens Corning’s adjusted Return on Capital performance resulted in a payout of 86% of target. Specifically, for 2018, 2019, and 2020, adjusted ROC performance was 11.9%, 9.6%, and 10.7% respectively, against a threshold of 7.5% and a target of 12.0%. As noted above, adjusted Return on Capital reflects adjustments for the impact of fresh start accounting as well as material transactions, accruals or charges as approved by the Committee. With regard to the Total Shareholder Return metric, Owens Corning’s stock performed at the 12th percentile versus companies in the Index, resulting in 0% funding. The value of the 2018-2020 LTI grant is included below in the 2020 Option Exercises and Stock Vested Table.

Compensation Related to CFO New Hire

In connection with his appointment to CFO, Mr. Parks’ base salary was set at $700,000 per year, and his target annual incentive opportunity was set at 75% of base salary. Mr. Parks’ annual incentive opportunity for 2020 has been prorated according to his time in role, as reflected in the table above. Mr. Parks received an appointment grant of $1 million in restricted stock units and $1 million in performance share units, both which will vest on September 8, 2023, three years from his hire date. The performance share units will fund based on relative TSR for the 2020 LTI cycle, as granted to other NEOs in 2020.

CEO and Other NEO Total Direct Compensation Decisions

The following tables summarize the Committee’s decisions for the 2020 performance year. Unlike the 2020 Summary Compensation Table, which includes the long-term incentive awards granted in calendar year 2020, Total Direct Compensation shown in the following table instead includes long-term incentive awards granted in February 2021, which reflects an assessment of 2020 performance. Mr. Gandhi was no longer in his role as interim CFO as of the end of the year. Therefore, he is excluded from the table below, but his 2020 compensation is reflected in full in the tables that follow this Compensation Discussion and Analysis. The 2021 grant of performance share units includes a new metric related to achievement of free cash flow conversion objectives, in addition to continued use of total shareholder return and return on capital metrics. This table should not be viewed as a replacement for the 2020 Summary Compensation Table or other compensation tables set forth below, as details of 2021 long-term incentive awards are not material to understanding compensation that was delivered in 2020.

Brian D. Chambers, Chairman, President and Chief Executive Officer

COMPENSATION ELEMENT	2020
2020 Base Salary	$1,100,000
2020 Annual Incentive	$1,615,625
2021 Grant of Restricted Stock Units	$2,200,000
2021 Grant of Performance Share Units	$3,300,000
TOTAL DIRECT COMPENSATION	$8,215,625

2020 Other NEO Total Direct Compensation

COMPENSATION ELEMENT	PARKS	SMITH, D	SANDRI	SMITH, G

2020 Base Salary	$700,000	$590,000	$540,000	$500,000

2020 Annual Incentive	$177,384	$486,750	$465,750	$440,625

2021 Grant of Restricted Stock Units	$740,000	$440,000	$440,000	$400,000

2021 Grant of Performance Share Units	$1,110,000	$660,000	$660,000	$600,000

TOTAL DIRECT COMPENSATION	$2,727,384	$2,176,750	$2,105,750	$1,940,625

Kenneth S. Parks, Executive Vice President, Chief Financial Officer

Key 2020 measurement criteria for Mr. Parks included:

•	Effective capital allocation and access to capital markets;

•	Balance sheet management, capital adequacy, free cash flow conversion, forecasting and external guidance;

•	Successful identification and execution of organic and inorganic growth opportunities;

•	Talent development, inclusion & diversity, retention and succession management;

•	Effective financial controls and systems.

As a result of his assessment of Mr. Park’s performance, Mr. Chambers recommended the Committee approve a payout of 107% of Target under the annual CIP for him. This is comprised of 110% funding for the corporate component of the award opportunity and 100% funding of the individual component. The Committee approved this award of $177,384. In addition, the Committee approved an aggregate long-term incentive award of $1,850,000, granted in February 2021.

Daniel T. Smith, Executive Vice President, Chief Growth Officer

Key 2020 measurement criteria for Mr. D. Smith included:

•	Growth management system design, resourcing and execution;

•	Digital and advanced manufacturing technology strategy design, resourcing and execution;

•	Talent development, inclusion & diversity, retention and succession management.

As a result of his assessment of Mr. D. Smith’s performance, Mr. Chambers recommended the Committee approve a payout of 110% of Target under the annual CIP for him. This is comprised of 110% funding for the corporate component of the award opportunity and 110% funding of the individual component. The Committee approved this award of $486,750. In addition, the Committee approved an aggregate long-term incentive award of $1,100,000, granted in February 2021.

Marcio A. Sandri, President, Composites

Key 2020 measurement criteria for Mr. Sandri included:

•	Improvement in safety performance for the Composites business;

•	Deliver financial results for the Composites business;

•	Talent development, inclusion & diversity, retention and succession management;

•	Manufacturing excellence; and

•	Execution of commercial growth initiatives

As a result of his assessment of Mr. Sandri’s performance, Mr. Chambers recommended the Committee approve a 115% payout under the annual CIP for him. This is comprised of 110% funding for the corporate component of the award opportunity and 130% funding of the individual component. The Committee approved this award of $465,750. In addition, the Committee approved an aggregate long-term incentive award of $1,100,000, granted in February 2021.

Gunner S. Smith, President, Roofing

Key 2020 measurement criteria for Mr. G. Smith included:

•	Improvement in safety performance for the Roofing business;

•	Deliver financial results for the Roofing business;

•	Talent development, inclusion & diversity, retention and succession management;

•	Manufacturing excellence; and

•	Execution of commercial growth initiatives

As a result of his assessment of Mr. G. Smith’s performance, Mr. Chambers recommended the Committee approve a 118% payout under the annual CIP for him. This is comprised of 110% funding for the corporate component of the award opportunity and 140% funding of the individual component. The Committee approved this award of $440,625. In addition, the Committee approved an aggregate long-term incentive award of $1,000,000, granted in February 2021.

Prithvi S. Gandhi, Vice President, Interim Chief Financial Officer

Key 2020 measurement criteria for Mr. Gandhi during his time as Interim Chief Financial Officer included:

•	Effective capital allocation and access to capital markets;

•	Balance sheet management, capital adequacy, free cash flow conversion, forecasting and external guidance;

•	Successful identification and execution of organic and inorganic growth opportunities;

•	Talent development, retention and succession management, inclusion & diversity;

•	Effective financial controls and systems.

As a result of an assessment of Mr. Gandhi’s performance, Mr. Gandhi received a payout of 114% of Target under the annual CIP. This is comprised of 110% funding for the corporate component of the award opportunity and 125% funding of the individual component.

ADDITIONAL COMPENSATION PRACTICES

Stock Ownership Guidelines and Holding Requirements

Stock ownership guidelines for our officers and directors are designed to closely link their interests with those of our shareholders. These stock ownership guidelines provide that the CEO must own stock with a value of six times his base salary and each other NEO must own stock with a value of three times his or her base salary. In his interim role, Mr. Gandhi maintained his one times base salary ownership requirement. As of the date of this Proxy Statement, all NEOs hold stock in excess of the applicable ownership guidelines, with the exception of Mr. Parks who was hired September 2020. Outside directors are required to own shares with a value of five times the maximum annual cash retainer. All outside directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines applicable to our directors. For further details on actual ownership, please refer to the Security Ownership of Certain Beneficial Owners and Management table provided earlier in this Proxy Statement.

Compensation-Based Risk Assessment

The Committee believes that although the majority of compensation provided to the NEOs is performance-based, our compensation programs for all employees do not encourage behaviors that pose a material risk to the Company. The design of our employee compensation programs encourages balanced focus on both the short-term and the long-term operational and financial goals of the Company. The Company reviewed the risks associated with its global compensation program and reviewed the results with the Committee during 2020. As a result, the Committee continues to believe that there are no risks arising from employee compensation programs that are reasonably likely to have a material adverse effect on the Company.

Timing of Equity Awards

The Company does not have any program, plan or practice to time equity grants in coordination with the release of material, non-public information. Annual awards of restricted stock units and performance share units are granted on the date of the Committee’s annual first quarter meeting. The Company may also grant equity awards to newly-hired or promoted executives, effective on the start or promotion date.

Perquisites

The NEOs participate in the same health care and other employee benefit programs that are generally available for all salaried employees. The Committee has eliminated executive perquisites.

Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan under which certain employees, including the NEOs, are permitted to defer receipt of some or all of their base salary and cash incentive awards under the CIP. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or Owens Corning stock. The deferred compensation plan is not funded, and participants have an unsecured commitment from the Company to pay the amounts due under the plan. When such payments become distributable, the cash will be distributed from general assets.

The Company also provides a 401(k) restoration match to restore benefits that are limited in the qualified 401(k) Savings Plan due to IRS rules. The benefit is calculated as the Company contribution the employee would have received absent IRS pay limits and nonqualified deferrals, less the actual Company contribution to the 401(k) Savings Plan. Eligible participants must be employed at the end of the calendar year to receive this benefit, which is added to unfunded deferred compensation accounts annually and administered to comply with Section 409A of the Internal Revenue Code.

In addition, certain employees, including NEOs, may voluntarily defer receipt of some or all of their stock-based awards granted under the LTI program.

We provide the opportunity to defer compensation in an effort to maximize the tax efficiency of our compensation program. We believe that this benefit, along with the 401(k) restoration match, is an important retention and recruitment tool as many of the companies with which we compete for executive talent provide similar plans to their executive employees.

Post-Termination Compensation

We have entered into severance agreements with our NEOs. These agreements were approved by the Committee. The severance agreements were adopted for the purpose of providing for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without cause as this term is defined in the severance agreements. We believe that these agreements are important to recruiting and retaining our NEOs, as many of the companies with which we compete for executive talent have similar agreements in place for their executive employees. Based on practices among peer companies and consistent with the interests and needs of the Company, the Committee determined an appropriate level of severance payments and the circumstances that should trigger such payments. Therefore, the severance agreements with the NEOs provide, under certain termination scenarios, up to two years of pay and benefits. The severance agreements provide for payments upon a change in control only if the individual is also terminated for reasons other than cause in connection with the change in control. Payments under the severance agreements are made in cash and are paid in the same manner as the regular payroll over a 24-month period. Health care coverage provided under the severance agreements is provided in kind. Additional specific information regarding potential payments under these severance agreements is found under the heading, “Potential Payments upon Termination or Change-in-Control.”

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), generally places a limit of $1 million on the amount of compensation we may deduct in any one year with respect to any covered employee under Section 162(m). The historic exception to the $1 million limitation for performance-based compensation meeting certain requirements was eliminated in recent changes to the Tax Code, subject to certain grandfathering for arrangements in place prior to November 2, 2017.

Grants of Performance Share Units prior to November 2, 2017 were designed and intended to potentially qualify as performance-based compensation so that they might be tax deductible.

The Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain executive talent. Moreover, even if the Committee intended to grant compensation that qualifies as performance-based compensation for purposes of Section 162(m) of the Tax Code, we cannot guarantee that such compensation will so qualify or ultimately is or will be deductible.

Disclosure of Specific Incentive Targets

With respect to both the CIP and LTI, detail on the specific financial performance targets under these criteria for performance periods completed during the reporting period has been disclosed above. However, certain performance targets for ongoing and future performance periods are not disclosed because they are substantially based on the prospective strategic plans and corporate objectives of the Company, and disclosure of these prospective specific performance targets is not material to an understanding of our NEO compensation for 2020. Such performance goals do not have a material impact on the compensation actually received in, or attributable to, the 2020 reported period. As described above, and as evidenced by the targets and outcomes described for the completed performance periods for the incentive compensation plans, the performance targets selected have a degree of difficulty which the Committee considers to be challenging but achievable. The Committee establishes the goals at the beginning of the performance period at levels that reflect our internal, confidential operations plan. These goals are within the ranges of what we have publicly disclosed for completed performance periods, and accordingly require a high level of financial performance in the context of the current business climate and over the performance periods to be achieved.

COMPENSATION GOVERNANCE PRACTICES

We consider it to be good governance to monitor the evolution of compensation best practices. Some of the most important practices incorporated into our program include the following:

Review of Pay versus Performance	The Committee continually reviews the relationship between compensation and Company performance.

Median Compensation Targets

All compensation elements for our executives are initially targeted at the median of our competitive marketplace for talent and positioned within a reasonable range based on actual experience and performance.

Performance Metrics

The Committee annually reviews performance goals for our annual and long-term incentive plans to assure the use of challenging, but fair metrics and targets. Additionally, the Committee reviews the cost of our plans at various performance levels to ensure that shareholders are appropriately benefiting from performance outcomes.

Clawback of Compensation

If the Board of Directors determines that an Executive Officer has engaged in fraud, willful misconduct, a violation of Company policy, or an error was committed, that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Committee will review all performance-based compensation, including cash incentive awards and all forms of equity-based compensation, awarded to or earned by Executive Officers during the respective fiscal periods affected by the restatement. If the Committee determines that performance-based compensation would have been materially lower if it had been based on the restated results, the Committee may seek recoupment from Executive Officers as it deems appropriate based on a consideration of the facts and circumstances and applicable laws and policies.

Meaningful Stock Ownership Guidelines	Our stock ownership requirements are rigorous: six times base salary for the CEO, three times base salary for other NEOs, and five times maximum annual cash retainer for Board members.

No Hedging

Owens Corning has adopted a “Policy Prohibiting Hedging or Pledging Owens Corning Securities.” Pursuant to this Policy, non-employee directors, officers, company insiders and all other employees who hold Owens Corning common stock as a result of their participation in the Owens Corning Stock Plan are prohibited from engaging in any transaction in which they profit if the value of Owens Corning common stock falls. This includes trading and/or entering into hedging transactions at any time in publicly traded options, puts, calls, straddles, strips or any other securities derived from or relating to Owens Corning securities.

No Pledging	Directors and NEOs, as well as all officers of the Company, are prohibited from pledging Company securities as collateral for a loan or holding Company securities in a margin account.

No Repricing Without Shareholder Approval	Stock option exercise prices are set to equal the grant date market price and may not be reduced or replaced with stock options with a lower exercise price without shareholder approval.

Market-Competitive Retirement Programs

We eliminated defined benefit pension benefits for U.S. salaried employees hired after January 1, 2010 and froze existing salaried pension benefits to future accruals at the same time. Our NEOs participate in the Company’s 401(k) plan and are eligible for a Company match on amounts in excess of statutory limits.

Restrictive Covenants	Our NEOs must adhere to restrictive covenants upon separation from Owens Corning, including non-compete, non-solicitation and non-disclosure obligations.

No Excise Tax Gross-Ups	Parachute excise tax reimbursements and gross-ups will not be provided in the event of a change-in-control.

Review of Compensation Peer Group

Our compensation peer group is reviewed regularly by the Committee and adjusted, when necessary, to ensure that its composition remains a relevant and appropriate comparison for our executive compensation program.

Review of Committee Charter	The Committee reviews its charter annually to consider the incorporation of best-in-class governance practices.

Shareholder Outreach	We regularly solicit feedback from our shareholders on our executive compensation programs and corporate governance, and in corporate such feedback into our compensation structure going forward.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

By the Compensation Committee:

Edward F. Lonergan, Chairman

Eduardo Cordeiro

Ralph F. Hake

Suzanne P. Nimocks

NAMED EXECUTIVE OFFICER COMPENSATION

2020 SUMMARY COMPENSATION TABLE

The following tables provide information on total compensation paid to the Chief Executive Officer, the Chief Financial Officer and certain other officers of Owens Corning (the “NEOs”).

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)(1)	OPTION AWARDS ($)	NON- EQUITY INCENTIVE PLAN COMPENSATION ($)(2)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Brian D. Chambers	2020	1,089,167	—	4,766,534	—	1,615,625	—	78,463	7,549,789
Chairman, President and CEO	2019	918,333	—	4,385,152	—	698,836	—	84,008	6,086,329
	2018	587,500	—	1,824,045	—	164,078	—	74,767	2,650,390

Kenneth S. Parks	2020	220,078	—	2,184,021	—	177,384	—	39,732	2,621,215
Executive Vice President, CFO

Daniel T. Smith	2020	588,333	—	1,101,340	—	486,750	—	56,554	2,232,977
Executive Vice President, Chief Growth Officer	2019	577,500	—	1,166,815	—	276,080	—	83,244	2,103,639
	2018	562,500	—	1,686,633	—	189,841	—	95,648	2,534,622

Marcio A. Sandri	2020	536,667	—	1,005,760	—	465,750	—	47,040	2,055,217
President, Composites	2019	516,667	—	952,515	—	274,950	—	60,649	1,804,781

Gunner S. Smith	2020	495,834	—	906,751	—	440,625	—	41,917	1,885,127
President, Roofing

Prithvi S. Gandhi(5)	2020	377,860	150,000	597,703	—	194,513	—	32,781	1,352,857
Vice President, Interim CFO	2019	364,242	—	546,903	—	108,219	—	43,972	1,063,336

(1)

The amounts reflected in this column for 2020 relate to restricted stock units and equity-based performance share units granted under the Owens Corning 2019 Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock awards made during the year. Performance share units granted during 2020 are reflected in the column at the full fair value based on the probable outcome of the performance criteria for the award on the grant date. The grant date values of the performance share units at the maximum possible payout are as follows: Mr. Chambers: $7,310,807, Mr. Parks: $2,368,007 Mr. D. Smith: $1,691,484, Mr. Sandri: $1,543,325, Mr. G. Smith: $1,388,307 and Mr. Gandhi: $494,869. See Note 15 to the Consolidated Financial Statements included in our 2020 Annual Report for a discussion of the relevant assumptions made in such valuations. For further information on the 2020 awards, including the maximum potential payout based on the attainment of maximum funding, see the 2020 Grants of Plan-Based Awards table below.

(2)	The amounts reflected in this column for 2020 reflect payouts under the 2020 CIP to each NEO paid in 2021.
(3)

In 2020, the actuarial value of Mr. Sandri’s and Mr. G. Smith’s pension benefit decreased by $1,000 each while Mr. D. Smith’s remained the same. The other NEOs do not participate in the pension plans. The total accrued pension value is reflected in the 2020 Pension Benefits table below. No above-market or preferential earnings on non qualified deferred compensation are reported in this column.

(4)

For 2020, the amounts shown for Mr. Chambers, Mr. D. Smith, Mr. Sandri, Mr. G. Smith and Mr. Gandhi represent contributions made by the Company to the qualified savings plan and nonqualified deferred compensation plan. The amount shown for Mr. Parks represents contributions made by the Company to the qualified savings plan and tax gross-ups related to a third-party relocation services, both which are available to all salaried employees.

(5)	Mr. Gandhi’s cash bonus was granted at the time of his appointment to Interim CFO, as disclosed on Form 8-K, and paid in 2020 as summarized in the 2020 Proxy Statement.

The following table provides more detail behind the 2020 amounts reported in column (i) above:

NAME	QUALIFIED SAVINGS PLAN COMPANY CONTRIBUTION ($)	NONQUALIFIED DEFERRED COMPENSATION PLAN COMPANY CONTRIBUTION ($)	TAX GROSS- UP FOR RELOCATION SERVICES ($)	TOTAL: ALL OTHER COMPENSATION ($)

Brian D. Chambers	22,800	55,663	—	78,463

Kenneth S. Parks	14,902	—	24,830	39,732

Daniel T. Smith	22,800	33,754	—	56,554

Marcio A. Sandri	22,800	24,240	—	47,040

Gunner S. Smith	22,800	19,117	—	41,917

Prithvi S. Gandhi	22,800	9,981	—	32,781

2020 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding threshold, target and maximum award levels or full grant amounts under various compensation and incentive plans applicable to the NEOs. The narrative that follows describes such programs as reflected in the table. Actual payouts for the 2020 CIP are reflected in column (g) of the 2020 Summary Compensation Table. Funding and individual award amounts are determined as described in the narrative to these tables.

		ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS

NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Brian D. Chambers	2020 CIP(1)	515,625	1,375,000	2,750,000	—	—	—	—	—
	2020 RSU(2)	—	—	—	—	—	—	29,900	1,903,135
	2020 ROC PSU(3)	—	—	—	13,050	26,100	78,300	—	1,584,009
	2020 TSR PSU(3)	—	—	—	—	18,650	37,300	—	1,279,390

Kenneth S. Parks	2020 CIP(1)	61,872	165,009	330,019	—	—	—	—	—
	2020 Appointment RSU(4)	—	—	—	—	—	—	15,461	1,000,017
	2020 Appointment TSR PSU(4)	—	—	—	—	15,461	30,922	—	1,184,003

Daniel T. Smith	2020 CIP(1)	165,938	442,500	885,000	—	—	—	—	—
	2020 RSU(2)	—	—	—	—	—	—	6,900	439,185
	2020 ROC PSU(3)	—	—	—	3,025	6,050	18,150	—	367,175
	2020 TSR PSU(3)	—	—	—	—	4,300	8,600	—	294,980

Marcio A. Sandri	2020 CIP(1)	151,875	405,000	810,000	—	—	—	—	—
	2020 RSU(2)	—	—	—	—	—	—	6,300	400,995
	2020 ROC PSU(3)	—	—	—	2,750	5,500	16,500	—	333,795
	2020 TSR PSU(3)	—	—	—	—	3,950	7,900	—	270,970

Gunner S. Smith	2020 CIP(1)	140,625	375,000	750,000
	2020 RSU(2)	—	—	—	—	—	—	5,700	362,805
	2020 ROC PSU(3)	—	—	—	2,475	4,950	14,850	—	300,416
	2020 TSR PSU(3)	—	—	—	—	3,550	7,100	—	243,530

Prithvi S. Gandhi	2020 CIP(1)	64,125	171,000	342,000	—	—	—	—	—
	2020 RSU(2)	—	—	—	—	—	—	3,100	197,315
	2020 ROC PSU(3)	—	—	—	775	1,550	4,650	—	94,070
	2020 TSR PSU(3)	—	—	—	—	1,550	3,100	—	106,330
	2020 Supplemental RSU(5)	—	—	—	—	—	—	3,142	199,988

(1)

Reflects the NEO’s annual incentive opportunity under the CIP for the annual performance period commencing in 2020. Actual amounts paid out under the 2020 CIP are reflected in column (g) of the 2020 Summary Compensation Table. Funding and individual award amounts are determined as described in the narrative to these tables and the Compensation Discussion and Analysis above. The CIP provides no payout below threshold funding. Incentive payments are made only where plans fund at or above threshold.

(2)	Reflects the restricted stock unit award granted to each NEO on February 5, 2020, which generally vests 25% per year over four years.

(3)

Reflects the long-term incentive opportunity granted to the NEO under the Owens Corning 2019 Stock Plan for the performance period commencing in 2020. Performance share units (PSU) were granted on February 5, 2020 and will generally vest at the end of the three-year performance period depending on performance results. Funding and individual award amounts are determined as described in the narrative to these tables and the Compensation Discussion and Analysis above. ROC PSU awards provide a 50% payout at threshold performance and no payout below threshold performance. TSR PSU awards provide no payout at or below threshold funding. Shares are distributed only where the plan funds above threshold. The value of PSUs reflected in column (j) is the fair value based on the probable outcome of the performance criteria for the award on the grant date. See Note 15 to the Consolidated Financial Statements included in our 2020 Annual Report on Form 10-K for a discussion of the relevant assumptions made in such valuations.

(4)	Reflects the appointment grants awarded to Mr. Parks on September 8, 2020, each with three-year cliff vesting.
(5)	Reflects the supplemental grant awarded to Mr. Gandhi on February 5, 2020 which vests 50% per year over two years.

NARRATIVE TO 2020 SUMMARY COMPENSATION TABLE AND 2020 GRANTS OF PLAN-BASED AWARDS TABLE

Base Salary, Severance and Certain Other Arrangements

During 2020, each of the NEOs participated in the Company’s compensation and benefits programs for salaried employees as described here and reflected in the tables and accompanying footnotes. Each NEO receives an annual base salary as reflected in the 2020 Summary Compensation Table above. The amount of such base salary as a component of the total compensation is established and reviewed each year by the Compensation Committee, and is described above in the Compensation Discussion and Analysis. Severance arrangements with each of the NEOs are as described below in the Potential Payments Upon Termination or Change-In-Control section.

Annual Corporate Incentive Plan

Owens Corning maintains the CIP, in which all salaried employees participate, with specific Company performance criteria adopted annually. Each of the NEOs is eligible to receive annual cash incentive awards based on his individual performance and corporate performance against annual performance goals set by the Compensation Committee. Under the CIP for the 2020 annual performance period, the funding measures set by the Compensation Committee were based on consolidated adjusted EBIT and EBIT for the Composites, Insulation, and Roofing businesses respectively. Cash awards paid to the NEOs under the CIP for the 2020 performance period are reflected in column (g) of the 2020 Summary Compensation Table above and the range of award opportunities under the 2020 CIP is reflected in the 2020 Grants of Plan-Based Awards Table above.

Long-Term Incentive Program

Owens Corning maintains a long-term incentive program applicable to certain salaried employees as selected by the Compensation Committee, including each of the NEOs. The plan is designed to align participant compensation with the attainment of certain longer-term business goals established by the Compensation Committee.

In 2019, the Company’s shareholders approved the Owens Corning 2019 Stock Plan, which replaced the Owens Corning 2016 Stock Plan. In this Proxy Statement, we refer to the stock plan in place at the relevant time as the “Stock Plan.” The Stock Plan provides for participation by employees, management and directors and authorizes grants of stock options, stock appreciation rights, stock awards, restricted stock awards, restricted stock units, bonus stock awards, performance share awards and performance share units. The 2016 Stock Plan document was filed with the SEC in connection with the 2016 Proxy Statement. The 2019 Stock Plan document was filed with the SEC in connection with the 2019 Proxy Statement.

The LTI utilizes PSUs with three-year performance cycles, adopted annually, with payouts under the program dependent upon corporate performance against performance goals set by the Compensation Committee for each cycle. The outstanding three-year cycles as of December 31, 2020 include: January 1, 2018 through December 31, 2020; January 1, 2019 through December 31, 2021; and January 1, 2020 through December 31, 2022. Estimated future payouts of awards under the 2020-2022 cycle are reflected in the 2020 Grants of Plan-Based Awards Table above.

The award shown in the 2020 Grants of Plan-Based Awards Table represents the NEO’s opportunity to earn the amount shown in the “maximum” column of the table if the maximum performance goal established by the Compensation Committee at the beginning of the performance period are attained or exceeded during the performance period. In the event the maximum performance goal is not attained, then the NEOs may earn the amounts shown in the “target” column if the target level of performance is attained, or amounts below the “target” level if lower level of performance is attained. Participants will earn intermediate amounts for performance between the maximum and target levels, or between the target and threshold levels.

For the performance period commencing in 2020, the LTI provides an award under the Owens Corning Stock Plan in three separate components: (1) Restricted Stock Unit awards granted under the LTI generally vest and restrictions lapse 25% per year over four years, based on continued employment during the vesting period; (2) Return on Capital (“ROC”) PSUs awards granted under the LTI generally vest at the end of the three-year performance period, and are settled in shares based on the performance of the Company against pre-established performance criteria; and (3) Relative Total Shareholder Return (“TSR”) PSUs awards granted under the LTI generally vest at the end of the three-year performance period, and are settled in shares based on the performance of the Company against pre-established relative TSR performance criteria.

CEO PAY RATIO

The Securities and Exchange Commission (“SEC”) has adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the Chief Executive Officer. The following pay ratio disclosure is the Company’s reasonable, good faith estimate based upon the permitted methodology described below, pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K:

We do not believe there has been a change in our employee population or in our employee compensation arrangements that would result in a significant change to our CEO pay ratio disclosure. As a result, and consistent with applicable SEC rules, we have used the same median employee for the 2020 CEO pay ratio as we did for the 2019 CEO pay ratio. The following disclosure includes the process used to identify the median employee and the assumptions used to calculation the ratio.

PROCESS	ASSUMPTIONS	2020 TOTAL COMPENSATION

1)   As of October 1, 2019, we employed 19,898 full and part-time active employees (excluding our CEO) at our parent company and consolidated subsidiaries (“Global Population”).

2)   We excluded 842 non-U.S. employees (or 4.2% of the Global Population) from the Global Population in accordance with SEC rules*.

3)   After these exclusions, our adjusted Global Population was 19,056 employees.

4)   For each employee who was included in our adjusted Global Population, we determined the employee’s total cash compensation (base salary, overtime, guaranteed compensation and bonus compensation) from our payroll system for the 12-month period ended on September 30, 2019.

5)   Based on each employee’s total cash compensation, we then identified the median employee from our adjusted Global Population.

1)   Each non-U.S. employee’s total cash compensation was converted from local currency to U.S. dollars using the closing spot foreign exchange rate on September 30, 2019.

2)   The annual total compensation for our CEO represents the amount reported for our CEO for 2020 in the “Total” column (column (j)) of our 2020 Summary Compensation Table of this Proxy Statement.

3)   The annual total compensation for our median employee represents the amount of such employee’s compensation for 2020 that would have been reported in the 2020 Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee had been a Named Executive Officer for 2020.

The annual total compensation of our CEO as of October 1, 2020, Mr. Chambers: $7,549,789.

Median of the annual total compensation of all employees (except the CEO): $60,773.

Based on the above information, for 2020 the ratio of the median of the annual total compensation of all employees to the annual total compensation of the CEO was approximately 1 to 124. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.

*

Breakdown of our total Global Population as of October 1, 2019: USA (8,520 employees), non-U.S. (11,378 employees). Countries (number of employees) excluded were as follows: Austria (3), Belarus (5), Czech Republic (248), Denmark (8), Estonia (10), Germany (96), Hong Kong (2), Japan (20), Latvia (9), Netherlands (172), Norway (9), Singapore (45), Slovakia (2), Spain (83), Switzerland (17), United Arab Emirates (1), and United Kingdom (112).

The following table sets forth information concerning unexercised options, stock awards that have not vested, and equity incentive plan awards for each NEO that were outstanding at the end of 2020.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END TABLE

	OPTION AWARDS				STOCK AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)

(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(g)(3)	(h)(4)	(i)(3)

Brian D. Chambers	—	—	—	—	68,039	5,154,635	182,550	13,829,988
	7,600	—	42.16	2/6/2023	—	—	—	—
	9,100	—	37.65	2/5/2024	—	—	—	—

Kenneth S. Parks	—	—	—	—	15,461	1,171,325	30,922	2,342,651
	—	—	—	—	—	—	—	—

Daniel T. Smith	—	—	—	—	17,046	1,291,405	44,550	3,375,108
	3,775	—	37.65	2/5/2024	—	—	—	—

Marcio A. Sandri	—	—	—	—	18,118	1,372,620	39,000	2,954,640
	8,400	—	33.73	2/1/2022	—	—	—	—
	7,200	—	42.16	2/6/2023	—	—	—	—
	8,000	—	37.65	2/5/2024	—	—	—	—

Gunner S. Smith	—	—	—	—	18,024	1,365,498	34,050	2,579,628
	—	—	—	—	—	—	—	—

Prithvi S. Gandhi	—	—	—	—	13,307	1,008,138	12,400	939,424
	—	—	—	—	—	—	—	—

(1)	Vested options expire on the tenth anniversary of the grant date.
(2)

Restricted Stock and Restricted Stock Units granted on February 1, 2017; January 31, 2018; February 6, 2019 and February 5, 2020 generally vests 25% per year over four years. The share amounts include the appointment grant for Mr. Chambers on July 30, 2018, the appointment grant for Mr. Parks on September 8, 2020, the retention grant for Mr. Sandri on March 30, 2018, the retention grant for Mr. Gandhi on September 30, 2019 and the supplemental grant for Mr. Gandhi on February 5, 2020 (vests 50% per year over two years). Unless otherwise noted all appointment and retention grants made use of 3-year cliff vesting.

(3)	Market value reflects the closing price of the Company’s common stock as of the last trading day of 2020 of $75.76.
(4)	Reflects unvested stock-settled PSUs under the LTI. The 2019-2021 ROC PSUs are reflected at target and all others are at maximum.

2020 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the required information on NEO stock awards that vested and stock options that were exercised during 2020.

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)

Brian D. Chambers	—	—	27,268	1,702,061

Kenneth S. Parks	—	—	—	—

Daniel T. Smith	—	—	33,966	2,114,375

Marcio A. Sandri(3)	6,700	172,695	12,607	769,443

Gunner S. Smith	—	—	5,904	363,358

Prithvi S. Gandhi	1,025	30,566	8,375	505,886

(1)

Represents the pre-tax value realized on options that were exercised during the fiscal year, computed by multiplying the number of shares acquired upon exercise by the difference between the option’s strike price and the fair market value of Owens Corning common stock at the time of exercise.

(2)

Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired upon vesting by the closing market price of Owens Corning common stock on the vesting date.

(3)

Mr. Sandri elected to defer 4,391 shares from the stock awards that vested during the fiscal year. He elected to receive these shares as a lump sum following termination, subject to the requirements of 409A of the Internal Revenue Code.

2020 PENSION BENEFITS TABLE

The following table sets forth the required information regarding pension benefits, as applicable, for the NEOs for 2020.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(1)	PAYMENTS DURING LAST FISCAL YEAR ($)

Brian D. Chambers	Qualified Plan(2)	—	—	—

	Top-Hat Plan(3)	—	—	—

	Total		—	—

Kenneth S. Parks	Qualified Plan(2)	—	—	—

	Top-Hat Plan(3)	—	—	—

	Total		—	—

Daniel T. Smith	Qualified Plan(2)	0.30	5,000	—

	Top-Hat Plan(3)	0.30	—	—

	Total		5,000	—

Marcio A Sandri	Qualified Plan(2)	9.42	19,000	—

	Top-Hat Plan(3)	9.42	5,000	—

	Total		24,000	—

Gunner S. Smith	Qualified Plan(2)	1.08	7,000	—

	Top-Hat Plan(3)	1.08	—	—

	Total		7,000	—

Prithvi S. Gandhi	Qualified Plan(2)	—	—	—

	Top-Hat Plan(3)	—	—	—

	Total		—	—

(1)	These values are calculated in accordance with requirements of the Accounting Standards Codification No. 715.
(2)	Refers to benefits under the Company’s Cash Balance Plan or, if greater, under the Owens Corning Salaried Employees’ Retirement Plan maintained prior to 1996, as discussed below.
(3)	Refers to benefits under the Company’s nonqualified Supplemental Plan.

Owens Corning maintains a tax-qualified noncontributory defined benefit cash balance pension plan (the “Cash Balance Plan”) covering certain salaried and hourly employees in the United States, including certain NEOs. The Cash Balance Plan was adopted by Owens Corning in replacement of the qualified Salaried Employees’ Retirement Plan maintained prior to 1996, which we refer to as the “Prior Plan.” The Prior Plan provided retirement benefits primarily on the basis of age at retirement, years of service and average earnings from the highest three consecutive years of service. Under the Cash Balance Plan, for each year prior to January 1, 2010, eligible employees generally earned a benefit of 4% of such employee’s covered pay. This was referred to under the Cash Balance Plan as a “Pay Credit.” Covered pay was defined generally as base pay and certain annual incentive compensation amounts payable during the year. Effective January 1, 2010, the Cash Balance Plan was amended to eliminate Pay Credit accruals and was closed to new participation. Accrued benefits continue to earn monthly interest based on the average interest rate for five-year United States treasury securities. Employees with an accrued benefit under the Cash Balance Plan vest in that benefit once they have completed three years of service. Vested employees may receive their benefit under the Cash Balance Plan as a lump sum or as a monthly payment when they leave the Company.

As the Company transitioned from the Prior Plan to the current Cash Balance Plan, participating employees who were at least age 40 with 10 years of service as of December 31, 1995 became entitled to receive the greater of their benefit under the Prior Plan frozen as of December 31, 2000, or under the Cash Balance Plan.

Each participating NEO would have been entitled to payment of their vested accrued benefit under the tax-qualified plan in the event of a termination occurring on December 31, 2020, valued as a lump-sum payable as of that date as follows: Mr. D. Smith, $5,757, Mr. Sandri $22,711 and Mr. G. Smith $9,785. Mr. Chambers, Mr. Parks and Mr. Gandhi do not participate in the Cash Balance Plan.

In addition to the tax-qualified pension plan, Owens Corning maintains supplemental pension benefits, including the Supplemental Plan that pays eligible employees leaving the Company the difference between the benefits payable under Owens Corning’s tax-qualified pension plan and those benefits that would have been payable except for limitations imposed by the Internal Revenue Code. The Supplemental Plan was amended to eliminate future accruals and was closed to new participation effective January 1, 2010. Some NEOs participate in both the tax-qualified pension plan and the Supplemental Plan.

Each eligible NEO would have been entitled to payment of their vested accrued benefit under the Supplemental Plan in the event of a termination occurring on December 31, 2020, valued as a lump-sum payable as of that date as follows: Mr. Sandri, $5,857. Mr. Chambers, Mr. Parks, Mr. D. Smith, Mr. G. Smith and Mr. Gandhi do not participate in the Supplemental Plan.

NONQUALIFIED DEFERRED COMPENSATION

The Company has established an unfunded Deferred Compensation Plan under which eligible employees, including the NEOs, are permitted to defer some or all of their cash incentive compensation and up to 80% of their base salary. NEOs may defer compensation until their separation from the Company, or may designate a set deferral period between two and ten years. They may elect to take their distribution as a lump sum, five annual installments, ten annual installments, or a set dollar amount.

In 2020, Owens Corning provided Company contributions to the accounts of NEOs to restore Company contributions and matching contributions that were limited in the 401(k) Plan by the IRS. These contributions are deferred until separation, and NEOs may elect to defer payments for an additional two to ten years after separation. They may elect to take their distribution as a lump sum, five annual installments, ten annual installments, or a set dollar amount.

NEOs may choose among mutual funds offered in the 401(k) Plan, as well as Owens Corning stock, for hypothetical investment of their account. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or the value of Owens Corning stock. This plan is unfunded and unsecured, and all investments are hypothetical.

2020 NONQUALIFIED DEFERRED COMPENSATION TABLE

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)(1)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR END ($)(3)

Brian D. Chambers(4)	87,133	55,663	62,407	—	656,089

Kenneth S. Parks	—	—	—	—	—

Daniel T. Smith(5)	70,829	33,754	44,696	(79,387)	787,964

Marcio A. Sandri(6)	16,100	24,240	44,827	—	489,839

Gunner S. Smith	—	19,117	18,550		119,219

Prithvi S. Gandhi(7)	22,672	9,981	50,023	—	318,034

(1)

This amount reflects the unfunded Company contribution to each account, to restore 401(k) Plan Company contributions and matching contributions that are limited by the IRS; this amount is included in “All Other Compensation” in the 2020 Summary Compensation Table.

(2)	The amounts do not reflect above-market or preferential earnings and are therefore not reported in the 2020 Summary Compensation Table.
(3)

The aggregate balance includes the following amounts that were reported in Summary Compensation Tables for each NEO in previous years: Mr. Chambers: $375,188; Mr. D. Smith: $602,996; Mr. Sandri: $146,302; and Mr. Gandhi: $39,784.

(4)	The amount in the first column reflects the deferral of a portion of Mr. Chambers’ 2020 base salary, which is reflected as “Salary” in the 2020 Summary Compensation Table.
(5)

The amount in the first column reflects the deferral of a portion of Mr. D. Smith’s 2020 base salary, which is reflected as “Salary” in the 2020 Summary Compensation Table and 2019 CIP paid in 2020, which is reflected in “Non-Equity Incentive Plan Compensation” in the 2020 Summary Compensation Table.

(6)	The amount in the first column reflects the deferral of a portion of Mr. Sandri’s 2020 base salary, which is reflected as “Salary” in the 2020 Summary Compensation Table.
(7)	The amount in the first column reflects the deferral of a portion of Mr. Gandhi’s 2020 base salary, which is reflected as “Salary” in the 2020 Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company has entered into certain agreements and maintains certain plans under which the Company would provide compensation to NEOs in the event of a termination of employment or a change-in-control of the Company. The payment and benefit levels disclosed in the table below are determined under the various triggering events pursuant to these agreements that both define what constitutes the triggering event and provides those payments that would be due upon the occurrence of such events.

Severance agreements have been executed with and are in effect for Messrs. Chambers, Parks, Gandhi, D. Smith, Sandri and G. Smith that provide, under certain termination scenarios as reflected in the table below, for the payment of an amount equal to two times base salary and annual incentive compensation amounts (in the case of Mr. Gandhi, one times base and annual incentive compensation) plus continuation of health insurance coverage for a maximum period of one year. The severance agreements provide for payments upon a change-in-control only if the individual is also terminated for reasons other than cause in connection with the change-in-control. Payments under the severance agreements are made in cash and are paid in the same manner as the regular payroll payments over a 24-month period. Health care coverage provided under the severance agreements is provided in-kind.

The CIP and the PSU awards each contain provisions that require continued employment during the performance period in order to be eligible to receive a payout under the plans, absent a change-in-control. However, for death or disability which occurs during the performance period, the NEO may receive an award for that performance period; and in the case of a qualified retirement which occurs within the performance period the NEO may receive a pro-rated award for that performance period. CIP payments are made in one-time, lump-sum payments of cash following the performance period.

The Stock Plan provides, under certain circumstances as described above, for acceleration of vesting of restricted stock, restricted stock units, performance share units and option awards. Accelerated vesting of outstanding restricted stock, restricted stock units, performance share units and option awards may only occur upon death, disability or a change-in-control. In the case of a qualified retirement, certain RSUs granted in 2019 and 2020 will continue to vest as if the NEO were still employed. In addition, prior stock option grants provide for two years to exercise the award, but no later than original expiration, in the event of a qualified retirement.

The NEOs are entitled, upon or following their termination, to their accrued benefits under the Supplemental Plan arrangements as described above. NEOs would also be entitled to the normal vested pension benefits and other vested benefits which are generally available to all salaried employees who terminate employment with the Company under various circumstances.

Upon the occurrence of any triggering event, the payment and benefit levels would be determined under the terms of the agreement. The specific definitions of the triggering events are set forth in detail in the agreements which have been filed as exhibits to prior disclosures. In addition, severance payments are paid contingent upon confidentiality, a mutual release and an agreement not to compete. Each of the retirement payments of vested accrued benefits that would have occurred upon a termination event described herein are set forth in the narrative to the 2020 Pension Benefits Table above.

PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL TABLE

(assumes termination or change-in-control as of December 31, 2020)

($ in thousands)

EVENT AND AMOUNTS	CHAMBERS	PARKS	SMITH, D.	SANDRI	SMITH, G.	GANDHI

Voluntary Termination

No other payments due	—	—	—	—	—	—

Retirement

No other payments due	—	—	—	—	—	—

Involuntary Termination for Cause

No other payments due	—	—	—	—	—	—

Involuntary Not-For-Cause Termination

CIP	1,478	177	476	435	403	184

Restricted Stock Awards(2)	—	—	—	—	—	—

Performance Share Units(3)	—	—	—	—	—	—

Cash Severance	4,950	2,450	2,065	1,890	1,750	551

Health Care Continuation(1)	19	19	13	19	19	7

Outplacement Services(1)	22	22	22	22	22	22

Termination Upon a Change-in-Control

CIP	1,478	177	476	435	403	184

Restricted Stock Awards(2)	5,155	1,171	1,291	1,373	1,365	1,008

Performance Share Units(3)	15,917	2,343	3,928	3,409	2,958	1,057

Cash Severance	4,950	2,450	2,065	1,890	1,750	551

Health Care Continuation(1)	19	19	13	19	19	7

Outplacement Services(1)	22	22	22	22	22	22

Change-in-Control with No Termination

Restricted Stock Awards(2)	5,155	1,171	1,291	1,373	1,365	1,008

Performance Share Units(3)	15,917	2,343	3,928	3,409	2,958	1,057

Pre-Retirement Death

CIP	1,478	177	476	435	403	184

Restricted Stock Awards(2)	5,155	1,171	1,291	1,373	1,365	1,008

(1)

Where eligible for such benefits, the amount includes both health care continuation coverage and/or outplacement services. The value of health care continuation is based on the Company’s net plan cost and the coverage category in which the executive is enrolled; this value assumes that the executive continues to pay the employee portion of the premium. The value of outplacement services assumes the maximum services available under the severance agreement. As a practical matter the actual value of such services is typically substantially less than the maximum.

(2)

For restricted stock awards, vesting is generally incremental over a four-year period and any non-vested portion is forfeited upon termination for reasons other than death, disability, or qualified retirements. For the 2019 RSU grants, as of December 31, 2020, Mr. D. Smith and Mr. Sandri are eligible for continued vesting upon a qualified retirement. Vesting on these stock awards and appointment/retention awards is only accelerated in the case of death, disability, or change-in-control. The amounts reflected in the table are calculated based on the closing stock price as of December 31, 2020 of $75.76.

(3)

Performance Share Unit awards are not forfeited upon death or disability, but would vest in full as of the date of death or disability and payout would be determined consistent with performance only at the end of the performance period. The value of awards at the end of the performance period is uncertain and would reflect the performance against the established performance targets. For involuntary termination, voluntary termination, or for termination for cause occurring before vesting, these awards would be forfeited. As of December 31, 2020, Mr. D. Smith and Mr. Sandri are eligible for pro-rata vesting upon a qualified retirement. Payout of Performance Share Unit awards is only accelerated in the case of a change-in-control. For this table it is assumed that Performance Share Units would pay out at maximum for a change-in-control, and disclosure is calculated based on the closing stock price as of December 31, 2020.

2020 NON-MANAGEMENT DIRECTOR COMPENSATION

The following table sets forth the compensation for 2020 of the non-management members of the Board of Directors. Employee directors do not receive additional compensation for such service. The narrative that follows the table describes the compensation programs applicable to the non-management directors during 2020.

NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)	TOTAL ($)

Eduardo E. Cordeiro	—	250,086	250,086

Adrienne D. Elsner	50,000	200,041	250,041

Brian J. Ferguson	—	250,086	250,086

Alfred E. Festa	—	72,737	72,737

Ralph F. Hake	100,000	150,036	250,036

Edward F. Lonergan	—	265,037	265,037

Maryann T. Mannen	108,000	162,008	270,008

W. Howard Morris	100,000	150,036	250,036

Suzanne P. Nimocks	106,000	158,968	264,968

John D. Williams	—	290,018	290,018

(1)	Includes the cash amount of the annual retainers for service on the Board and in certain Board leadership positions for 2020.
(2)

The amounts shown in this column relate to stock granted as the equity component of the directors’ retainers under the Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock granted during 2020.

NON-EMPLOYEE DIRECTOR COMPENSATION

We have designed our Non-Employee Director Compensation program to: (i) align directors’ interests with the long-term interests of our shareholders; (ii) attract and retain outstanding director candidates with diverse backgrounds and experiences; and (iii) recognize the substantial time commitment required to serve as an Owens Corning director. At least every two years, the Compensation Committee reviews the Company’s director compensation program to determine whether it remains consistent with these objectives as well market median positioning. When making its recommendations, the Compensation Committee considers director compensation levels at the same group of companies used to benchmark the NEOs’ compensation, and takes advice from and reviews data compiled by Consultant. See “Competitive Positioning” on page 31.

During 2020, the Company compensated each non-management director pursuant to a standard annual retainer arrangement that does not involve the payment of meeting fees. This arrangement provides for an annual retainer and annual chair retainer as approved by the Compensation Committee. Each non-management director received an annual Board retainer of $250,000. The Chairs of Compensation, Governance and Finance Committees received an additional annual retainer of $15,000, prorated if only part of the year was served in the Chair position. The Chair of the Audit Committee received an additional annual retainer of $20,000, and the Lead Independent Director received an additional annual retainer in the amount of $25,000. All retainers were paid in a combination of stock and cash based on the director’s election (subject to a minimum 60% stock requirement). Stock compensation for annual retainers may be deferred beyond the distribution date pursuant to a written election executed prior to the start of the year. The annual retainers are otherwise paid on a quarterly basis. Non-management directors receive no perquisites.

Our stock ownership guidelines currently provide that each non-management director must own stock with a value of five times the maximum cash retainer. As of the date of this Proxy Statement, all non-management directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines.

Owens Corning maintains a Deferred Compensation Plan under which non-management directors have been permitted to defer some or all of their cash compensation. Such deferred cash compensation will be credited to an individual account and will accrue gains or losses under notional investment funds available under the plan and as selected by the director (the available fund options include a fund indexed to Company common stock). The Company does not contribute, nor does it match, any amounts deferred by directors.

EQUITY COMPENSATION PLAN INFORMATION

Information regarding Owens Corning’s equity compensation plans as of December 31, 2020, is as follows:

	(a)	(b)	(c)

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(2)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN(a))

Equity compensation plans approved by security holders(1)	361,775	$37.77	3,501,138

Equity compensation plans not approved by security holders	—	—	—

TOTAL	361,775	$37.77	3,501,138

(1)

Relates to the Owens Corning 2019 Stock Plan, which authorizes the grant of stock options, stock appreciation rights, restricted stock units, bonus stock awards and performance share awards. Because this amount covers performance awards, it may overstate actual dilution.

(2)	Restricted stock units and performance share units are not taken into account in the weighted-average exercise price as such awards have no exercise price.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2021, subject to ratification by our shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and available to respond to questions. They also have the opportunity to make a statement if they desire to do so.

We are asking our shareholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021. Although ratification is not required by our Bylaws or otherwise, the Board has submitted the selection of PricewaterhouseCoopers LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION

The Company is presenting the following proposal, which gives shareholders the opportunity to cast a non-binding vote to approve the 2020 compensation of our named executive officers by voting for or against the resolution below. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Consistent with the preference expressed by our shareholders, the Company will hold this advisory vote on an annual basis (the next vote is anticipated to be held at the 2022 Annual Meeting) until the next non-binding vote on the frequency with which advisory votes to approve named executive officer compensation should be held.

In considering your vote, we encourage you to review the Compensation Discussion and Analysis section and the compensation tables and narratives in this Proxy Statement. The Company believes its compensation philosophy and programs are strongly linked to performance and results and appropriately aligned with the interests of shareholders.

•

Compensation opportunities are generally competitive with market median practices. Actual compensation levels may exceed target levels to the extent Company and individual performance exceeds target level performance. In the event performance is below targeted levels, actual pay levels may be below target levels.

•	A significant majority of total compensation is performance-based.

•

Executives are appropriately focused on achieving annual financial and operational goals through the Company’s annual Corporate Incentive Plan and on maximizing shareholder value over the long term, through grants of restricted stock units and performance share units.

Accordingly, the Company is asking shareholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narratives and any related disclosure in the Proxy Statement.”

While our Board of Directors and Compensation Committee intend to consider carefully the shareholder vote resulting from the proposal, the final vote will not be binding and is advisory in nature.

The affirmative vote of a majority of the votes that could be cast by the holders of all stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors recommends that you vote FOR approval, on an advisory basis, of the compensation of our named executive officers.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS

Under the rules of the SEC, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2022 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at One Owens Corning Parkway, Toledo, Ohio 43659 by November 11, 2021. However, in the event that we hold our 2022 Annual Meeting of Shareholders more than 30 days before or 30 days after the one-year anniversary date of the 2021 Annual Meeting, we will disclose the new deadline by which shareholder proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform shareholders. The proposal should be sent to the attention of the Secretary of the Company.

Under our Bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that for nominations of director nominees and/or another item of business to be properly brought before an Annual Meeting of Shareholders, a shareholder must give timely notice of such nomination or other item of business, as well as any other information required by our Bylaws, in writing to the Secretary of the Company at our principal executive offices and such other item of business must otherwise be a proper matter for shareholder action. If you are a shareholder and desire to introduce a nomination or propose an item of business at our 2021 Annual Meeting of Shareholders, you must deliver the notice of your intention to do so:

•

not earlier than December 16, 2021 and not later than January 15, 2022 if the date of the 2022 Annual Meeting is held within 30 days before or 60 days after the first anniversary of this year’s Annual Meeting;

•

not earlier than the 120th day prior to the date of the 2022 Annual Meeting and not later than the later of the 90th day prior to the date of the 2022 Annual Meeting and the 10th day following the day on which a public announcement of the date of the 2022 Annual Meeting is first made by the Company if the date of the 2022 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the date of this year’s Annual Meeting; or

•

in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors by January 5, 2022 only with respect to nominees for any new positions created by such increase, not later than the 10th day following the day on which such public announcement is made by the Company.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials relating to the meeting will use their discretion in voting at the meeting.

The Board is not aware of any matters that are expected to come before the 2021 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named as proxies intend to vote the proxies in accordance with their best judgment.

The Chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Whether or not you plan to attend the Annual Meeting, your vote is important. Please vote on the internet, by telephone or by mail.

If you vote by telephone, the call is toll-free. No postage is required for mailing in the United States if you vote by mail using the enclosed prepaid envelope.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

WHY DID I RECEIVE THESE PROXY MATERIALS?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Owens Corning on behalf of the Company of proxies to be voted at the 2021 Annual Meeting and at any adjournment or postponement thereof. On or about March 11, 2021, we began distributing these proxy materials to shareholders.

WHO IS ENTITLED TO VOTE?

Holders of Owens Corning common stock at the close of business on February 16, 2021, the record date for the Annual Meeting, are entitled to receive this Proxy Statement and to vote their shares at the Annual Meeting. As of that date, there were 104,926,383 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. All shareholders of record or their authorized representatives may vote at the Annual Meeting.

HOW DO I VOTE?

You may vote using one of the following methods:

•	vote through the internet at www.proxyvote.com using the instructions included on the proxy card or voting instruction card;

•	vote by telephone using the instructions on the proxy card or voting instruction card;

•	complete and return a written proxy or voting instruction card;

•	smart QR Code; or

•	attend and vote at the virtual Annual Meeting at www.virtualshareholdermeeting.com/OC2021

Your vote is important. Please vote promptly.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE INSTRUCTIONS TO MY BROKER?

If you are the beneficial owner of shares held in “street name” by a broker, the broker (as the record holder of the shares) is required to vote those shares in accordance with your instructions. If you do not provide instructions, your broker will not be able to vote your shares on “non-discretionary” proposals. The only item at the Annual Meeting that is “discretionary” is ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Accordingly, if you are a beneficial owner, your broker or other holder of record is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the shareholder of record does not receive voting instructions from you.

WHAT CAN I DO IF I CHANGE MY MIND AFTER I VOTE MY SHARES?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the internet; or

•	voting at the virtual Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker or other holder of record.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

WHY ARE YOU HOLDING A VIRTUAL MEETING?

Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our shareholders, employees and their families, our Annual Meeting is being held on a virtual-only basis with no physical location. Our goal for the Annual Meeting is to enable the broadest number of shareholders to participate in the meeting, while providing similar access to an in-person meeting. We believe that we are observing best practices for virtual shareholder meetings, including by providing technical assistance and addressing as many shareholder questions as time allows.

HOW CAN I ATTEND THE ANNUAL MEETING?

Our virtual Annual Meeting will be conducted on the internet via live webcast. You will be able to participate online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/OC2021. Shareholders will be able to vote their shares electronically during the Annual Meeting.

For admission to the Annual Meeting, you must have been a shareholder at the close of business on February 16, 2021 (“Record Date”). Only shareholders who are eligible to vote at the Annual Meeting or their authorized representatives are permitted to attend. You will need the 16-digit control number included on your proxy card or your voting instruction form. The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time on April 15, 2021. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 9:30 a.m. Eastern Time.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong internet connection wherever they intend to participate in the Annual Meeting. Participants should also allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

WHAT IF I HAVE TECHNICAL DIFFICULTIES ATTENDING THE ANNUAL MEETING?

Technical support, including related technical support phone numbers, will be available on the virtual meeting platform at www.virtualshareholdermeeting.com/OC2021 beginning at 9:30 a.m. Eastern Time on April 15, 2021 through the conclusion of the Annual Meeting.

HOW DO I ASK QUESTIONS AT THE ANNUAL MEETING?

We are committed to ensuring that our shareholders have similar opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. Shareholders may submit questions for the Annual Meeting after logging in. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/OC2021, typing your question into the “Ask a Question” field, and clicking “Submit.” Please submit any questions before the start time of the meeting. You will be able to access the virtual meeting platform and submit questions beginning at 9:30 a.m. Eastern Time.

Appropriate questions related to the business of the Annual Meeting (the proposals being voted upon) will be answered during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered at www.owenscorning.com/proxy as soon as practical after the Annual Meeting.

Additional information regarding the ability of shareholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting will be available at www.virtualshareholdermeeting.com/OC2021.

WHAT ARE THE VOTING REQUIREMENTS TO ELECT THE DIRECTORS AND TO APPROVE THE PROPOSALS DISCUSSED IN THIS PROXY STATEMENT?

The presence of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting, present virtually or represented by proxy, is necessary to constitute a quorum.

•	Election of Directors

Your proxy will vote for each of the ten nominees unless you specifically vote against any of the nominees or abstain from voting with respect to a director’s election. Director nominees are elected to the Board at the Annual Meeting by a majority of votes cast. Pursuant to our Bylaws, majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast” shall include votes against a director and shall exclude abstentions and broker non-votes with respect to a director’s election. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee for the Board of Directors who would be unable to serve if elected.

•	Ratification of the Selection of PricewaterhouseCoopers LLP

Although ratification is not required by our Bylaws or otherwise, we are asking our shareholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021. The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. This proposal is considered a “discretionary” proposal and, as a result, we do not expect broker non-votes on this proposal.

•	Say on Pay

The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote on this proposal and, as a result, broker non-votes will not have any effect on this proposal.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

At the time this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. However, if other matters should be properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

WHO WILL TABULATE THE VOTES?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election. Richard L. Berry and Omar Chaudhary have been appointed to serve as alternate inspectors of election in the event Broadridge is unable to serve.

WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

The Company will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission or facsimile transmission, and such persons will not receive additional compensation for their solicitation efforts. We have hired InnisFree M&A Incorporated to assist in the distribution and solicitation of proxies for a fee of $25,000, plus reasonable expenses, for these services.

WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?

We have adopted a procedure approved by the SEC called “householding.” This procedure is designed to reduce the volume of duplicate information received at your household and helps us reduce our printing and mailing costs. Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents, unless one or more of these Shareholders notifies us otherwise.

Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting and Proxy Statement and accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above. Broadridge will, upon written or oral request, promptly deliver a separate copy of the Notice of Annual Meeting and Proxy Statement and the accompanying documents to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered.

Beneficial owners can request information about householding from their brokers or other holders of record.

OWENS CORNING WORLD HEADQUARTERS

ONE OWENS CORNING PARKWAY

TOLEDO, OHIO, U.S.A. 43659

THE PINK PANTHER™ & © 1964–2021 Metro-Goldwyn-Mayer Studios Inc. All Rights Reserved. © 2021 Owens Corning. All Rights Reserved.

SCAN TO VIEW MATERIALS & VOTE

OWENS CORNING ONE OWENS CORNING PARKWAY TOLEDO, OH 43659

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. ET on April 14, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OC2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. ET on April 14, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D32957-P47776 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

OWENS CORNING
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:			For	Against	Abstain
	1a.	Brian D. Chambers		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.
	1b.	Eduardo E. Cordeiro		☐	☐	☐			For	Against	Abstain
	1c.	Adrienne D. Elsner		☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.	☐	☐	☐
	1d.	Alfred E. Festa		☐	☐	☐
	1e.	Edward F. Lonergan		☐	☐	☐	3.	To approve, on an advisory basis, named executive officer compensation.	☐	☐	☐
	1f.	Maryann T. Mannen		☐	☐	☐
	1g.	Paul E. Martin		☐	☐	☐	NOTE: The proxies are authorized to vote, at their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
	1h.	W. Howard Morris		☐	☐	☐
	1i.	Suzanne P. Nimocks		☐	☐	☐
	1j.	John D. Williams		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D32958-P47776

OWENS CORNING
Annual Meeting of Shareholders
April 15, 2021, 10:00 AM ET
This proxy is solicited by the Board of Directors

As to the undersigned’s stockholdings: The undersigned hereby appoints Richard L. Berry and Omar Chaudhary as proxies, each with full power of substitution, to represent and vote as designated on the reverse side all the shares of Common Stock of Owens Corning held of record by the undersigned on February 16, 2021, at the Annual Meeting of Shareholders of Owens Corning to be held virtually at www.virtualshareholdermeeting.com/OC2021 on April 15, 2021, at 10:00 AM ET, or any adjournment or postponement thereof.

This proxy when properly executed and timely received prior to the meeting will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the ten nominees in proposal 1, and FOR proposals 2 and 3. Whether or not direction is made, each of the proxies is authorized to vote in his or her discretion on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side